Exhibit 2

Stock exchange code: 7728
June 5, 2013

To Shareholders in the United States:

Both parties of the Share Exchange Agreement referred to in this document, Nidec Corporation and Nidec Tosok Corporation, have been incorporated under the laws of Japan. This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.

To Shareholders:

Nidec Tosok Corporation

2-215 Sobudai, Zama City, Kanagawa

Shigeru Murata, President and CEO

Notice of Convocation of 83rd Ordinary General Shareholders Meeting

You are cordially invited to attend the 83rd Ordinary General Shareholders Meeting of Nidec Tosok Corporation (“the Company”).

If you are unable to attend the meeting, you may exercise your voting rights in writing. Please review the General Shareholders Meeting Reference Documents below, indicate your votes in favor of or opposed to the proposed resolutions on the enclosed Voting Form, and exercise your votes no later than 5:40 p.m. on Wednesday, June 19, 2013.

Meeting Details

1.	Date and time:	Thursday, June 20, 2013 at 10:00 a.m.
2.	Location:	Odakyu Hotel Century Sagami-Ono, eighth floor, Hall “Phoenix I”

3-8-1 Sagami-Ono, Minami-Ward, Sagamihara City, Kanagawa
3.	Agenda

Matters to be Reported

1.	Business Report, Consolidated Financial Statements, and Audit Results of the Accounting Auditors and Board of Corporate Auditors for the 83rd Fiscal Term (April 1, 2012 to March 31, 2013)

2.	Financial Statements for the 83rd Fiscal Term (April 1, 2012 to March 31, 2013)

Matters to be Resolved Upon

Proposed Resolution 1:	Approval of Share Exchange

Proposed Resolution 2:	Election of Six Directors

4.	Other notifications

“Provisions of the Nidec’s Articles of Incorporation” and “Details of Nidec’s financial statements for the most recent fiscal year” referenced in the discussion of Proposed Resolution 1 in the General Shareholders Meeting Reference Documents are posted on the Company’s Website (http://www.nidec-tosok.co.jp/) in accordance with laws and regulations and Article 15 of the Articles of Incorporation and are not included in this notice.

*If you plan to attend the meeting, could you please kindly submit the enclosed Voting Form to the reception desk.

*In the event of amendments to the Business Report, Financial Statements, Consolidated Financial Statements and General Shareholders Meeting Reference Documents by the day immediately preceding the day of the General Shareholders Meeting, those would be notified by posting them on the Company’s Website (http://www.nidec-tosok.co.jp/).

(Document provided)

Business Report

(From April 1, 2012 To March 31, 2013)

1.	Matters concerning the current situation of the Corporate Group
(1)	Developments and results of business of the Corporate Group

For the consolidated fiscal year ended March 31, 2013, the Japanese economic environment showed signs of rebound supported by the new administration’s economic-stimulus package and in the financial market, Japanese yen turned into depreciation drastically and stock prices boosted. While the global economy was recovering moderately, there were still concerns on prolonged stagnant economy in Europe and slowing down of the growth rate of the Chinese economy.

Under these circumstances, for the consolidated fiscal year ended March 31, 2013, the Company Group posted net sales of ¥31,280 million, a decrease of 6.6% Y-on-Y, operating income of ¥1,715 million, a fall of 45.4% Y-on-Y, ordinary income of ¥1,974 million, down of 36.0% Y-on-Y, and net income of ¥1,091 million, a drop of 40.9% Y-on-Y.

For the consolidated fiscal year ended March 31, 2013, the Company’s business results are summarized as below:

With regard to control valves for Continuously Variable Transmission (CVT) of automobiles, a key product of the Company, net sales to the domestic market remained steady backed by the strong sales of new cars but net sales to China, Europe and the U.S. decreased due to cooling of the economies. Sales of fuel control valves for environment-responsive common-rail diesel engines to Europe also declined due to cooling of the European economy.

In terms of the profit, although the Company strived to reduce costs and expenses, income decreased due to the rise of costs of products imported from overseas subsidiaries affected by recent sharp depreciation of Japanese yen in addition to the decline of net sales and increasing burdens of fixed costs associated with significant reinforcement of development and manufacturing functions aiming at increasing future sales for receiving new large orders from new customers.

For measuring machines, the Company has promoted to improve profitability thanks to review and concentration of the business contents by transferring certain businesses to its group companies and the expansion of production transfer to Chinese manufacturing subsidiaries as well as enhancement of productivity including indirect departments.

Based on the medium term management plan (TOSOK Renaissance), the Company has proactively promoted to enhance the global structure. It has reinforced the development function in Vietnam and China, and particularly in Vietnam, it has already built the development system with 100 people and promoted to transfer design and experiment operations to Vietnam from Japan.

On the other hand, for building the global production structure, the Company has promoted to prepare for the production of control valves, its core product, based in China and began mass production from this fourth quarter.

Also, the Company has launched full-fledged production of die-casting which is expected to have a large effect on cost cut. Nidec Tosok Akiba (Vietnam) Co., Ltd., located in Ho Chi Minh City, Vietnam, began mass production in the second factory and in addition to the first factory that has already mass-produced, it is facilitating self-manufacturing of core products.

Nidec Tosok Uogishi (Pinghu) Corporation, located in Pinghu City, Zhejiang, China, also built a new factory for die-casting and mold so as to prepare to start production of valve bodies in China.

Furthermore, the Company established Nidec Tosok Precision Vietnam Co., Ltd. in Tinh Ben Tre located south of Ho Chi Minh City, Vietnam. In order to increase production capacity in the area with lower labor costs than Ho Chi Minh and ensure diversification of risks, it promoted to build a factory and prepare the production toward mass production in the next fiscal year.

(2)	Financing

For the consolidated fiscal year ended March 31, 2013, the Company financed ¥316 million of short-term loans payable from the parent company and affiliated companies as necessary funds for the Company Group activities.

(3)	Capital investments

Capital investments of the Company Group for the consolidated fiscal year ended March 31, 2013 totaled to ¥10,418 million mainly in purchase and renewal of machinery and equipment in Vietnam.

(4)	Business transfer

On April 1, 2012, the Company transferred the ball screw business in the system device division to Nidec Sankyo Corporation, and the wafer bumping testing machine business to Nidec-Read Corporation, and on June 1, 2012, it also transferred the business of air and electric micrometers and gauges related thereto to Nidec-Shimpo Corporation.

(5)	Overview of assets and profits & losses during the preceding three fiscal years

Fiscal year Category	The 80th term ended March 31, 2010	The 81st term ended March 31, 2011	The 82nd term ended March 31, 2012	The 83rd term ended March 31, 2013 (Current consolidated fiscal year)
Net sales (million yen)	24,105	29,946	33,508	31,280
Operating income (million yen)	2,293	4,033	3,087	1,974
Net income (million yen)	321	2,366	1,844	1,091
Net income per share (yen)	16.73	61.49	47.94	28.49
Total assets (million yen)	30,318	36,682	38,035	43,566
Net assets (million yen)	23,538	25,711	27,536	28,583
(Notes)	1.	Net income per share was calculated based on the average total number of shares outstanding during the period (after subtracting treasury stock).
2.	For the consolidated fiscal year ended March 31, 2010, supported by a sharp recovery of new car sales in and after the second quarter, net sales of the automotive parts business hit a record high mainly due to the steady orders received of CVT control valves used for compact vehicles to Japanese auto manufactures and strong orders received of CVT control valves for compact vehicles to Jatco Ltd. and Fuji Heavy Industries Ltd. who use these products for vehicles to the North American and Chinese markets.

As reported in “Notice on discontinuing the semiconductor assembly equipment business” released on September 28, 2009, the Company abolished the said business on September 30, 2009. For the system equipment business, negatively affected by stagnant orders received since November 2008, there has been a long delay in the recovery of net sales.

3.	For the consolidated fiscal year ended March 31, 2011, the automobile parts business posted strong sales and income mainly due to the favorable orders received of control valves for new CVT and control valves for AT from Jatco Ltd. and Fuji Heavy Industries Ltd. as well as strong orders received of fuel control electromagnetic valves from parts manufacturers in Europe. In terms of profit, the Great East Japan Earthquake occurred in March 2011 negatively impacted on sales and cost cut efforts and income increased but fell short of the target. In the system equipment business, net sale increased significantly due to the steady recovery of orders received including inspection machine for automobile production line and compressor centering machine for air conditioners. Supported by changes in design and an increase in the self-manufacture ratio as well as the improvement of cost rate in line with the transfer of production to Chinese subsidiaries, the business moved into the black in operating income from the second quarter and for the full year, operating margin reached to 6.6%.
4.	For the consolidated fiscal year ended March 31, 2012, affected by the Great East Japan Earthquake and Thailand flood, the automobile parts business was temporarily forced to decrease production volume, but due to the strong sales of control valves for compact vehicles for Jatco Ltd. and control valves for “new linear-tronic” CVT for Fuji Heavy Industries Ltd., net sales largely exceeded sales in the previous fiscal year. Income decreased due to an increase in fixed costs for a far-sighted prior investment and in addition, cost reduction fell below the plan. In the system equipment business, net sales decreased largely as the air compressor and semiconductor industries reduced their capital expenditures although inspection machine for automobile production line has been recovered. Despite of cost cut initiatives such as promoting self-manufacture and transferring production to Chinese subsidiaries, these initiatives could not absorb negative factors and income decreased.
5.	For the fiscal year ended March 31, 2013, the business results are stated in the above (1).

(6)	Issues to be addressed

The Company Group is committed to address various measures in a strategic way.

[1]	Development of new products and new technology is inevitable to succeed in severe competition with the price. We cannot produce sound profit and continue to grow without launching new products with technological precedence in the market before anyone else. Accordingly, we strive to make an aggressive effort to develop new products, new market and new customers with delivering highly value-added products.

[2]	In addition to active capital investment in Vietnam, China, etc., we identified certain issues including the inventory growth in line with the overseas expansion and lengthening of accounts receivable turnover as a result of an increase in sales in China. Thus, the Company strives to strengthen the management of capital expenditures and improve the cash conversion cycle through prudent management of inventory, accounts receivable and accounts payable by utilizing the production control system so that we are committed to improve our cash flows.

[3]	In line with popularizing the production in emerging countries, such as China, tough competition among competing companies has widened the gap in their business results. It is inevitable to be cost-competitive in order to enhance profitability. We, however, may face certain risks including a surge of raw materials, a shortage of manpower and an increase in labor costs. For promoting drastic reform of profitability aiming to realize the lean management culture, the Company Group is committed to take every initiative including the expansion of production of manufacturing subsidiaries in Vietnam and China, acceleration of cost reduction such as a further increase in local procurement, significant improvement of productivity and supporting activities for enhancing manufacturing strength of related suppliers. By doing this, the Company will promote transfer of the business structure to overcome such severe conditions.

[4]	The economic-stimulus package of Japan’s new administration remedied prolonged appreciation of Japanese yen and currently, yen is being depreciated dramatically. As the Company produces almost all products in Vietnam and China, yen’s depreciation indicates an increase in costs. Therefore, the Company strives to absorb cost increases due to weaker yen by further enhancing cost reduction and also creating a business structure that is insulated from the influence of foreign exchange fluctuation by passing cost increases to a selling price.

(7)	Description of major business (as of March 31, 2013)

Major businesses of the Company Group are the Automobile Parts Business and the Measuring Machine Business.

(8)	Major business sites and plants (as of March 31, 2013)

            Head office                                 2-215 Sobudai, Zama City, Kanagawa, JAPAN

Name	Address	Business engaged
Head Office - Technical Center	Zama City, Kanagawa	Head Office of the Company
Yamanashi Factory	Hokuto City, Yamanashi	Domestic production site
Nidec Tosok (Vietnam) Co., Ltd.	Vietnam	Overseas production site
Nidec Tosok Akiba (Vietnam) Co., Ltd.	Vietnam	Overseas production site
Nidec Tosok Precision (Vietnam) Co., Ltd.	Vietnam	Overseas production site
Nidec Tosok (Zhejiang) Corporation	China	Overseas production site
Nidec Tosok (Shanghai) Corporation	China	Overseas sales office
Nidec Tosok Uogishi (Pinghu) Corporation	China	Overseas production site

(Note)	On April 6, 2012, Nidec Tosok Precision (Vietnam) Co., Ltd., a consolidated subsidiary, was established and production is scheduled to be started during the fiscal year 2013.

(9)	Status of employees (as of March 31, 2013)

[1]	Nidec Tosok Group

Number of employees	Increase (decrease) from the end of previous fiscal year
5,761 persons	178 persons

(Note)	The above number does not include assigned employees, employees on temporary retirement and temporary staffs.

[2]	Nidec Tosok Corporation

Number of employees	Increase (decrease) from the end of previous fiscal year	Average age	Average years of service
575 persons	- 19 persons	41.7 years of age	12.2 years

(Note)	The above number does not include assigned employees, employees on temporary retirement and temporary staffs.

(10)	Status of major parent company and subsidiaries (as of March 31, 2013)

[1]	Status of parent company

The parent company of the Company is Nidec Corporation. Nidec Corporation has 72.3% (27,648 thousand shares) of voting rights in total shareholders of the Company.

[2]	Status of major subsidiaries

Name of company	Capital	Ratio of voting rights	Description of major business
Nidec Tosok (Vietnam) Co., Ltd.	USD 34,947 thousand	61.5%	Manufacturing and sales of automobile components
Nidec Tosok Akiba (Vietnam) Co., Ltd.	USD 14,250 thousand	91.5%	Manufacturing and sales of die-casting products
Nidec Tosok Precision (Vietnam) Co., Ltd.	USD 8,376 thousand	100.0%	Manufacturing and sales of automobile components
Nidec Tosok (Zhejiang) Corporation	RMB 149,645 thousand	100.0%	Manufacturing and sales of measuring machines and automobile components
Nidec Tosok (Shanghai) Corporation	RMB 1,655 thousand	100.0%	Sales of measuring machines and automobile components
Nidec Tosok Uogishi (Pinghu) Corporation	RMB48,759 thousand	92.0%	Manufacturing and sales of die-casting products

(Notes)	1. Consolidated subsidiaries of the Company consist of the above six major subsidiaries.

On April 6, 2012, Nidec Tosok Precision Vietnam Co., Ltd., a consolidated subsidiary, was established and production is scheduled to be started during the fiscal year 2013.

2.	Results of business combination are stated in the above (1).

(11)	Major lenders and amounts of loans (as of March 31, 2013)

Lender	Year-end balance (Million yen)
Nidec Corporation	2,165
Nidec Management Shanghai Corporation	434

(12)	Policy on decisions regarding the dividend of surplus, etc.

The Company considers the return of profits to its shareholders as one of the important duties and the Company’s basic policy is to return profits corresponding its consolidated business results to shareholders while maintaining sound financial positions. In doing this, the Company will determine dividends considering the financial results of the current fiscal year and future periods comprehensively.

In accordance with provisions of Article 459 of the Companies Act, the Company allows the Board of Directors to determine the dividend of surplus by resolution.

Also the Company will utilize our internal reserve for development of future new products and capital expenditures and R&D for further business expansion so that we further focus on reinforcing the business base and enhancing profitability.

For the fiscal year ended March 31, 2013, we paid interim dividend of 8 yen. We plan to pay year-end dividend of 8 yen, as scheduled.

For the fiscal year ending March 31, 2014, we will pay interim dividend of 8 yen, same as the previous fiscal year, and year-end dividend of 8 yen, totaling 16 yen for the full year.

(13)	Other important matters concerning the current business circumstances of the Nidec Tosok Group

Not applicable.

2.	Matters concerning the shares of the Company (as of March 31, 2013)

(1)	Number of shares authorized	81,600,000 shares
(2)	Number of outstanding shares	38,500,466 shares	(Treasury stock: 271,686 shares)
(3)	Number of shareholders as of the end of the current fiscal year	2,698 persons	(increase of 497 compared with the end of the previous year)
(4)	Top 10 shareholders

Name of shareholder	Number of shares held (thousands)	% of total shares
Nidec Corporation	27,648	72.3
Shigenobu Nagamori	1,300	3.4
Shinichi Kimura	474	1.2
The Bank of Kyoto, Ltd.	400	1.0
Japan Trustee Services Bank, Ltd.	385	1.0
Nippon Life Insurance Company	300	0.8
The Master Trust Bank of Japan, Ltd.	299	0.8
Goldman Sachs International	293	0.8
Sompo Japan Insurance Inc.	252	0.7
Credit Suisse Securities (Europe) Limited. PB Omnibus Client Account	240	0.6
(Note)	The % of total shares is calculated after subtracting treasury stock (271,686 shares).

3.	Matters concerning the Company’s subscription rights to shares
(1)	Subscription rights to shares issued as consideration of the execution of the duties held by Officers concerned:

Not applicable.

(2)	Subscription rights to shares issued to employees, etc. as consideration of the execution of duties during the fiscal year:

Not applicable

.

4.	Matters concerning corporate officers of the Company
(1)	Directors and Corporate Auditors (as of March 31, 2013)

Position	Name	Job description or representative status at other corporations, etc.
Director and Chairman	Shigenobu Nagamori	Representative Director and President (CEO), Nidec Corporation
Representative Director and Chairman, Nidec Techno Motor Holdings Corporation
Representative Director and Chairman, Nidec-Shimpo Corporation
Director and Chairman, Nidec Sankyo Corporation
Director and Chairman, Nidec Copal Corporation
Director and Chairman, Nidec Copal Electronics Corporation
Director and Chairman, Nidec-Read Corporation
Director and Chairman, Nidec US Holdings Corporation
Director and Chairman, Nidec Techno Motor Corporation
Representative Director and President	Shigeru Murata	General Manager of Development Division
Director and Chairman, Nidec Tosok (Vietnam) Co., Ltd.
President, Nidec Tosok (Shanghai) Corporation
President, Nidec Tosok (Zhejiang) Corporation
Director and Chairman, Nidec Tosok Akiba (Vietnam) Co., Ltd.
President, Nidec Tosok Uogishi (Pinghu) Corporation
Director and Chairman, Nidec Tosok Precision (Vietnam) Co., Ltd.
Member of the Board, Senior Vice President	Toru Yokoyama	General Manager, Administrative Division
Corporate Auditor, Nidec Tosok (Vietnam) Co., Ltd.
Controller, Nidec Tosok (Shanghai) Corporation
Controller, Nidec Tosok (Zhejiang) Corporation
Corporate Auditor, Nidec Tosok Akiba (Vietnam) Co., Ltd.
Controller, Nidec Tosok Uogishi (Pinghu) Corporation
Corporate Auditor, Nidec Tosok Precision (Vietnam) Co., Ltd.
Member of the Board, Vice President	Yoshitaka Iijima	General Manager of Sales Division and General Manager of Purchase Division, President, Nidec Tosok (Shanghai) Corporation
Member of the Board	Akira Sato	Member of the Board and Executive Vice President, Nidec Corporation
Director, Nidec Sankyo Corporation
Director, Nidec Copal Corporation
Director, Nidec Copal Electronics Corporation, Director, Nidec-Seimitu Corporation
Corporate Auditor, Nidec-Read Corporation
Corporate Auditor, Nidec Techno Motor Corporation
Corporate Auditor, Nidec-Shimpo Corporation
Standing Corporate Auditor	Noboru Ogawa
Corporate Auditor	Koichi Maeda	Corporate Auditor, Nidec Sankyo Corporation Corporate Auditor, Nidec Copal Corporation
Corporate Auditor	Tetsuo Inoue	Senior Vice President, Nidec Corporation Director, Nidec Sankyo Corporation
Director, Nidec-Shimpo Corporation
Corporate Auditor, Nidec Copal Corporation
Corporate Auditor, Nidec Copal Electronics Corporation
Corporate Auditor, Nidec-Read Corporation
Corporate Auditor, Nidec Logistics Corporation
Corporate Auditor, Nidec-Seimitu Corporation
Corporate Auditor, Nidec Global Service Corporation
Corporate Auditor	Osamu Narumiya	Standing Corporate Auditor, Nidec Corporation Corporate Auditor, Nidec Sankyo Corporation
Corporate Auditor	Hachiro Mesaki	Corporate Auditor, Nidec Copal Corporation
(Notes)	1.	Mr. Akira Sato, Director, is an outside director.

2.	Messrs. Koichi Maeda, Tetsuo Inoue, Osamu Narumiya and Hachiro Mesaki, Corporate Auditors, are outside corporate auditors.

3.	Mr. Hachiro Mesaki, Corporate Director, has been appointed as an Independent Director in accordance with applicable rules of Tokyo Stock Exchange.

(2)	Total amount of compensations, etc. paid to Directors and Corporate Auditors

Number of Directors	: 7 persons	65,015 thousand yen
Number of Corporate Auditors	: 6 persons	13,337 thousand yen

(Notes)	1.	Amounts paid to directors do not include employee portion of salaries for director-employees.
	2.

The limit of compensations to Directors (excluding employee portion of salaries for employee-directors) as per the resolution in the 77th ordinary general meeting of shareholders held on June 15, 2007 is not more than 20 million yen per month.

	3.	The limit of compensations to Corporate Auditors as per the resolution in the 77th ordinary general meeting of shareholders held on June 15, 2007 is not more than 4 million yen per month.
	4.

The number of directors at the end of the fiscal year ended March 31, 2013 is five (5). This is different from the above number because two directors who resigned at the conclusion of the 82nd ordinary general meeting of shareholders held on June 21, 2012 are included in the above.

	5.	The number of corporate auditors at the end of the fiscal year ended March 31, 2013 is five (5). This is different from the above number because a corporate auditor who resigned at the conclusion of the 82nd ordinary general meeting of shareholders held on June 21, 2012 is included in the above.

(3)	Status of outside officers (as of March 31, 2013)

Position	Name	Other companies where they have significant concurrent positions	Significant concurrent positions
Outside Director	Akira Sato	Nidec Corporation	Member of the Board and Executive Vice President
		Nidec Sankyo Corporation	Outside Director
		Nidec Copal Corporation	Outside Director
		Nidec Copal Electronics Corporation	Outside Director
		Nidec-Seimitu Corporation	Outside Director
		Nidec-Read Corporation	Outside Corporate Auditor
		Nidec Techno Motor Corporation	Outside Corporate Auditor
		Nidec-Shimpo Corporation	Outside Corporate Auditor
Outside Corporate Auditor	Koichi Maeda	Nidec Sankyo Corporation	Outside Corporate Auditor
		Nidec Copal Corporation	Outside Corporate Auditor
	Tetsuo Inoue	Nidec Corporation	Senior Vice President
		Nidec Sankyo Corporation	Outside Director
		Nidec-Shimpo Corporation	Outside Director
		Nidec Copal Corporation	Outside Corporate Auditor
		Nidec Copal Electronics Corporation	Outside Corporate Auditor
		Nidec-Read Corporation	Outside Corporate Auditor
		Nidec Logistics Corporation	Outside Corporate Auditor
		Nidec-Seimitu Corporation	Outside Corporate Auditor
		Nidec Global Service Corporation	Outside Corporate Auditor
	Osamu Narumiya	Nidec Corporation	Standing Corporate Auditor
		Nidec Sankyo Corporation	Outside Corporate Auditor
	Hachiro Mesaki	Nidec Copal Corporation	Outside Corporate Auditor

Relationship between Nidec Tosok and companies in which outside officers hold positions concurrently

Nidec Corporation is a parent company of the Company and both companies have business relationship such as sales transaction.

Nidec Sankyo Corporation, Nidec Copal Electronics Corporation, Nidec-Read Corporation, Nidec-Shimpo Corporation, Nidec Servo Corporation, Nidec Logistics Corporation and Nidec Global Service Corporation are fellow subsidiaries of Nidec Tosok under Nidec Corporation as a parent company. The Company has business relationship with each company such as sales transaction.

Main activities

Name	Status of attendance (number of attendances)		Status of remarks made
	Board of Directors meeting	Board of Auditors meeting
Akira Sato	11 times	-	He makes remarks concerning business management based on his extensive experiences and from a professional standpoint.
Koichi Maeda	13 times	4 times	He makes remarks concerning business management based on his extensive experiences and from a professional standpoint.
Tetsuo Inoue	13 times	6 times	He makes remarks concerning business management based on his extensive experiences and from a professional standpoint.
Osamu Narumiya	22 times	7 times	He makes remarks concerning business management based on his extensive experiences and from a professional standpoint.
Hachiro Mesaki	22 times	7 times	He makes remarks concerning business management based on his extensive experiences and from a professional standpoint.
(Notes)	1.	The number of times the Board of Directors meeting was held during the current fiscal year was 22 times, and that of the Board of Corporate Auditors meeting was 7 times.
2.	Mr. Akira Sato, Director, was newly appointed as Director of the Company on June 21, 2012.
Since assuming his office, he attended 11 out of 14 meetings of the Board of Directors held during the current fiscal year.
3.	Mr. Koichi Maeda, Corporate Auditor, was newly appointed as Corporate Auditor of the Company on June 21, 2012.
Since assuming his office, he attended 13 out of 14 meetings of the Board of Directors held during the current fiscal year and all four meetings of the Board of Corporate Auditors held during the current fiscal year.

(4)	Total amount of compensation, etc. to outside officers

Position	Number of persons	Amount of compensation, etc.	Compensations, etc. from parent company and subsidiary of the said parent company
Outside Officer	5 persons	3,790 thousand yen	54,094 thousand yen

5.	Matters concerning Accounting Auditor

(1)	Name of Accounting Auditor

Kyoto Audit Corporation

(2)	Amount of compensations, etc.

Category	Amount paid
Total amount of compensations, etc. to Accounting Auditor relating to the current fiscal year.	32,650 thousand yen
Total amount of money and other property benefits to be paid by the Company and its subsidiaries	34,150 thousand yen

(Notes)	1.

In the audit contract between the Company and the Accounting Auditor, there is no distinction between audit fee based on the Companies Act and that based on the Financial Instruments and Exchange Act. Also, it is not practically segregated, then the above amount of compensations to Accounting Auditor relating to the current fiscal year indicates the total amount of these fees.

2.	The Company’s significant subsidiaries of Nidec Tosok (Vietnam) Co., Ltd., Nidec Tosok Akiba (Vietnam) Co., Ltd., Nidec Tosok Precision (Vietnam) Co., Ltd., Nidec Tosok (Zhejiang) Corporation, Nidec Tosok (Shanghai) Corporation and Nidec Tosok Uogishi (Pinghu) Corporation undergo audits (limited to the audits subject to Companies Act or Financial Instruments and Exchange Act of Japan (including laws and regulations of foreign countries that are equivalent to these laws)) by certified public accountants or auditing firms other than the Company’s Accounting Auditor (including those with overseas qualifications equivalent to those of such accountants or firms).

(3)	Policies for decision on dismissal or refusal of re-appointment of Accounting Auditor

Should an accounting auditor be confirmed to have violated and/or conflicted with the laws and regulations stipulated in Companies Act of Japan or any other laws, the Company’s Board of Corporate Auditors, based on such fact, will discuss the dismissal of, or not re-appointing, the audit corporation. Should dismissal or not re-appointing an accounting auditor be decided as an appropriate action, a request, based on the regulations of the Board of Corporate Auditors, will be made to the Company’s Board of Directors that the “dismissal or not re-appointing the audit corporation” be an agenda in a General Meeting of Shareholders, and the Board of Directors will deliberate such request.

6.	The system to secure proper business performance

The Company established basic policies concerning the internal control system of the Company and its affiliated companies in a “Policy Manual” for the purpose of enhancing soundness and transparency of management, and with the establishment of Compliance & Risk Management Committee, the Company has clarified the respective roles and responsibilities. Also, the Company has been trying to maintain and improve effective internal control concerning financial reports led by Corporate Administration & Internal Audit Dept. as a competent department.

The Company has established the following system to secure proper business operations in accordance with the Companies Act and bylaws for execution thereof:

(1)	System to ensure that the execution of duties by Directors, Executive Officers and employees in accordance with laws, regulations, and the Company’s Articles of Incorporation

Secure the following compliance system by complying with laws and regulations, the Articles of Incorporation and various regulations, internal regulations and criteria, social ethics and morals, etc. to acquire social trust, heighten Directors’ and employees’ sense of moral, and operate the Company with integrity.

[1]	Establish compliance regulations to determine the basic policies and organization of, and how to operate, the Company’s compliance system, and to establish a compliance system and raise awareness thereof through law and regulation-based proper operations, and continuous verification and improvement of the process of such operations.

[2]	With the establishment of the Compliance Committee under the Board of Directors, general managers and managers for each office and department are committed to promote, handle, and report on ethical conducts and the Compliance Office supports these activities.

[3]	As part of the compliance promotion activities, establish Seven Articles of Compliance as the Company’s code of conducts, and all departments ensure that the Rules are understood and followed by every member in the departments.

[4]	Establish an internal report system to ensure compliance to the best extent possible to protect those who report on compliance issues.

[5]	Prevent recurrence of compliance violations by investigating such violations based on reports and communicating it to the Compliance Office. Be especially careful to prevent violations committed by the Company management or employees, or any third parties, which may cause false information to be written on financial statements. Make decisions on any case of compliance violation by President & CEO after preliminary investigation by the General Affairs Department.

(2)	System concerning storage and management of information about execution of duties by Directors and Executive Officers

Determine the number of years to organize and maintain documents concerning execution of duties of Directors and Executive Officers in accordance with “Documentation Regulations” specified separately.

(3)	Rules and other systems concerning management of the risk of loss

[1]	To build a risk management system, the Company established “Risk Management Regulations” and formed the Risk Management Committee. The Risk Management Committee is formed under the Board of Directors, and each office and department General Manager creates and executes annual plans to thoroughly manage, handle and report risks under the Committee. The Risk Management Committee supports these activities.

[2]	In addition to “Risk Management Regulations”, which are on daily risk management, “Crisis Management Regulations” exist for the risks that have come to the surface and thus need to be actually addressed.

(4)	A system to ensure that execution of duties by Directors is made in an efficient manner

[1]	As the basis of the system to ensure an efficient execution of the duties of Directors, adopt an Executive Officer system, and assign executive authorities to the Executive Officers. The Board of Directors makes decisions on important matters concerning the Company’s business policies and strategies, appoint and dismiss Executive Officers, and supervise the executions of their duties.

[2]	The Company develops a mid-term business plan and uses it as the basis for its annual business plan. The Company, in developing its annual business plan, considers and makes decisions on various matters including consistency between the mid-term goal’s and the long-term vision, and issues and risks to solve to achieve the goal. Also, depending on changes and progresses in the market, the Company regularly performs rolling reviews on the plan.

[3]	Approval Request Regulation exists on matters subject to approval and the approval request procedure in order to clarify decisions on job handling and relations among authorities and thus to improve business efficiency and transparency.

[4]	Each department, under its responsibilities, collects sufficient information needed, and, as necessary, circulates such information collected to departments concerned without delay. Each department reports and shares important information immediately and uses it for daily operations. In addition, discuss and share such information widely in the weekly Officer Meeting and the monthly Management Committee.

(5)	System to secure appropriateness of operations of a Company Group consisted of a stock company, its parent company and its subsidiaries

[1]	Certain Company’s Directors act as Directors of Group companies to efficiently share business policies and information and communicate instructions and requests of the Group for strengthening cooperation within the Group.

[2]	To implement corporate governance over the entire Group, each department in the Head Office provides instructions and supports to establish an internal control system for the entire Group, and manages and audits business operations so that they will be performed legally, properly, and efficiently.

[3]	The Corporate Administration & Internal Audit Dept. performs an internal audit on the Company and Group companies, and supervises and audits to ensure legal and proper business operations.

(6)	Matters concerning employees in a case where a Corporate Auditor requests for assigning employees to let them support his or her duties, and matters concerning independence of employees from Directors and Executive Officers

[1]	Following a request by the Board of Corporate Auditors, establish an effective audit structure including assignment of staff for Corporate Auditors and adequate coordination with internal audit departments such as the Corporate Administration & Internal Audit Dept.

[2]	Internal audit departments such as the Corporate Administration & Internal Audit Dept., following a request by the Board of Corporate Auditors, performs audits on matters that Corporate Auditors requested, and reports the result of such audits to the Board of Corporate Auditors. In such a case, assistance is provided for Corporate Auditors’ duties under their supervision. Directors and Executive Officers do not in any way restrict their activities.

(7)	A system where Directors, Executive Officers and employees report to Corporate Auditor and a system concerning matters to be reported to other Corporate Auditor

In addition to legally required matters, the Company’s Directors, Executive Officers or employees immediately report any matters that significantly affect the Company, the status of an internal audit, and the status and the description of any reports made based on the internal report system. The way of reporting such matters is determined by discussion among the Boards of Directors, Executive Officers and Corporate Auditors.

(8)	Other systems to ensure that audits by the Corporate Auditors are conducted effectively

[1]	The Board of Corporate Auditors closely exchanges their opinions with the Company’s Directors, Executive Officers and the Board of Directors.

[2]	The Corporate Auditors communicate and exchange information with the top management and corporate auditors of the Group companies.

[3]	The Corporate Auditors uses external professionals including lawyer, certified public accountant and certified tax accountant when necessary for the audit purpose.

Consolidated Balance Sheets

As of March 31, 2013

(Unit:  Thousand yen)

Assets		Liabilities
Account	Amount	Account	Amount
Current Assets	14,028,783	Current liabilities	14,808,393
Cash and deposits	631,416	Notes and accounts payable-trade	4,725,802
Notes and accounts receivable-trade	4,488,370	Short-term loans payable	2,600,503
Stocks of subsidiaries and affiliates	382,840	Lease obligation	24,549
Merchandise and finished goods	1,083,695	Accrued expenses	897,066
Work in process	2,979,511	Income taxes payable	282,307
		Provision for bonuses	430,430
Raw materials and supplies	2,425,324	Accounts payable-facilities	5,597,496
Deferred tax assets	458,303	Others	250,238
Accrued consumption taxes	847,770	Noncurrent liabilities	174,617
Others	731,550	Lease obligation	31,407
		Long-term accounts payable-other	9,735
Noncurrent assets	29,538,167	Provision for retirement benefits	61,543
Property, plant and equipment	28,287,386	Provision for environmental measures	67,963
Buildings and structures	6,333,363	Asset retirement obligation	3,968
Machinery, equipment and vehicles	13,323,137	Total liabilities	14,983,010
Tools, furniture and fixtures	910,049	Net assets
Land	1,423,713	Shareholders’ equity	22,305,740
Lease assets	53,637	Capital stock	5,087,026
Construction in progress	6,243,485	Capital surplus	4,604,553
Intangible assets	312,349	Retained earnings	12,786,466
Software	300,902	Treasury stock	(172,305)

Others	11,446	Accumulated other comprehensive income	621,429
		Valuation difference on available-for-sale securities	(61,340)
Investments and other assets	938,431	Deferred gains or losses on hedges	(1,460)
Investment securities	84,499	Foreign currency translation adjustment	684,230
Deferred tax assets	157,093	Minority interests	5,656,769
Others	698,688	Total net assets	28,583,940
Allowance for doubtful accounts	(1,850)
Total assets	43,566,950	Total liabilities and net assets	43,566,950
(Note)	The above amounts are rounded down to the nearest one thousand yen.

Consolidated Statement of Income

(From April 1, 2012 To March 31, 2013)

(Unit: Thousand yen)

Account	Amount
Net sales	31,280,745
Cost of sales	25,443,388
Gross profit	5,837,357
Selling, general and administrative expenses	4,121,840
Operating income	1,715,516
Non-operating income	290,571
Interest income	2,825
Dividends income	18,067
Foreign exchange gains	227,827
Rent income on noncurrent assets	3,937
Royalty income	19,992
Dividends income of insurance	2,175
Others	15,746
Non-operating expenses	31,368
Interest expenses	19,933
Sales discounts	1,601
Loss on sales of accounts receivable	4,537
Others	5,296
Ordinary income	1,974,719
Extraordinary income	84,802
Gain on sales of property, plant and equipment	2,983
Gain on sales of investment securities	81,819
Extraordinary loss	350,271
Loss on sales of property, plant and equipment	6,123
Loss on disposal of noncurrent assets	34,621
Loss on transfer of business	56,337
Business structure improvement expenses	253,188
Income before income taxes	1,709,250
Income taxes-current	515,294
Income taxes-deferred	(104,862)
Income before minority interests	1,298,818
Minority interests in income	207,591
Net income	1,091,226

(Note)	The above amounts are rounded down to the nearest one thousand yen.

Consolidated Statement of Changes in Net Assets

(From April 1, 2012 To March 31, 2013)

(Unit: Thousand yen)

Balance and reasons of changes	Shareholders’ equity
	Capital	Capital surplus		Retained earnings	Treasury stock	Total shareholders’ equity
Balance as of April 1, 2012	5,087,026	4,604,553		12,385,876	(11,034)	22,066,421
Changes in amount during the current consolidated fiscal year
Dividends from surplus	-		-	(690,636)	-	(690,636)
Net income	-		-	1,091,226	-	1,091,226
Purchase of treasury stock	-		-	-	(161,271)	(161,271)
Consolidation of items other than shareholders’ equity
Net changes of items during the period	-		-	-	-	-
Total changes in amount during the current consolidated fiscal year	-		-	400,589	(161,271)	239,318
Balance as of March 31, 2013	5,087,026	4,604,553		12,786,466	(172,305)	22,305,740

Balance and reasons of changes	Accumulated other comprehensive income				Minority interests	Total net assets
	Valuation difference on available-for-sale securities	Deferred gains or losses on hedges	Foreign currency translation adjustment	Total accumulated other comprehensive income
Balance as of April 1, 2012	148,216	(1,007)	(57,199)	90,009	5,379,587	27,536,018
Changes in amount during the current consolidated fiscal year
Dividends from surplus	-	-	-	-	-	(690,636)
Net income	-	-	-	-	-	1,091,226
Purchase of treasury stock	-	-	-	-	-	(161,271)
Net changes of items other than shareholders’ equity	(209,557)	(452)	741,430	531,419	277,182	808,602
Total changes in amount during the current consolidated fiscal year	(209,557)	(452)	741,430	531,419	277,182	1,047,921
Balance as of March 31, 2013	(61,340)	(1,460)	684,230	621,429	5,656,769	28,583,940
(Note)	The above amounts are rounded down to the nearest one thousand yen.

Notes concerning the consolidated financial statements

1.	Notes concerning the going concern assumption

Not applicable.

2.	Notes concerning significant matters for the preparation of the consolidated financial statement

1	Matters concerning the scope of consolidation

(1)	Number of consolidated subsidiaries: 6 companies

 Names of consolidated subsidiaries

  Nidec Tosok (Vietnam) Co., Ltd.

  Nidec Tosok (Shanghai) Corporation.

  Nidec Tosok (Zhejiang) Corporation

  Nidec Tosok Akiba (Vietnam) Co., Ltd.

  Nidec Tosok Uogishi (Pinghu) Corporation

  Nidec Tosok Precision (Vietnam) Co., Ltd.

  (Note) Newly consolidated company: Nidec Tosok Precision (Vietnam) Co., Ltd.

On April 6, 2012, a new subsidiary that manufactures automatic transmission for automobile components and control parts for CVT was established and included in the scope of consolidation from the current consolidated fiscal year.

(2)	No non-consolidated subsidiary.

2	Matters concerning application of equity method

(1)	Number of non-consolidated subsidiaries to which equity method is applied

  None

(2)	Number of affiliated companies to which equity method is applied

  None

(3)	There is no non-consolidated subsidiary or affiliated company to which equity method is not applied.

3	Summary of significant accounting policies

(1)	Valuation basis and method of significant assets

[1]	Inventories

Inventories held for ordinary sales

Stated at cost, being written-down to reflect decline of profitability.

a	Finished goods and work-in-process

Automobile parts are accounted for by the gross average method and measuring machine is accounted for by the specific cost method. Major consolidated subsidiaries use the gross average method.

b	Merchandise, raw materials and supplies

The Company applies the first-in and first-out method and major consolidated subsidiaries use the gross average method.

[2]	Securities

Other investment securities

a	Investment securities that have a market value

Market value method based on quoted market price, etc. at the balance sheet date (The related valuation differences are all directly charged or credited to the shareholders’ equity and cost of securities sold, for the most part, is computed by the moving average method.)

b	Other securities that have no market value

Cost method based on the moving average method

[3]	Receivable/payable arising from derivative transaction

Market value method

(2)	Method of depreciation of noncurrent assets

[1]	Property, plant and equipment (excluding leased assets)

The straight-line method is used.

[2]	Intangible assets (excluding leased assets)

The straight-line method is used.

As for software for internal use, we apply the straight-line method based on the period available for internal use (5 years).

[3]	Lease assets

Leased assets in finance lease transactions that do not transfer ownership

Depreciation is calculated by the straight-line method over the lease terms based on the assumption that the residual value equals to zero.

(3)	Method of accounting for significant allowance

[1]	Allowance for doubtful accounts

To cover credit losses, allowance for performing receivable is provided based on the actual credit loss ratio. Allowance for specific receivable such as doubtful accounts receivable is provided for the expected uncollectible amount based on the individual assessment for collectability.

[2]	Provision for bonuses

Provision for bonuses is provided for the estimated bonus amount to be paid to the employees attributable to the current consolidated fiscal year.

[3]	Provision for retirement benefits

In Nidec Tosok (Vietnam) Co., Ltd., provision for employees’ retirement benefits is provided for the amount of obligation expected to have incurred at year-end based on the estimated retirement benefit obligation and pension assets as of year-end.

[4]	Provision for environmental measures

In accordance with the “Act on Special Measures concerning Promotion of Proper Treatment of PCB Wastes”, to prepare for payment of disposal costs of PCB waste stored, the Company provides for the expected payment amount that can be estimated reasonably.

(4)	Other significant matters for the preparation of the consolidated financial statements

[1]	Method of important hedge accounting

a	Method of hedge accounting

Deferred hedge accounting is applied in principle. Foreign currency-denominated accounts receivables and payables with foreign exchange forward contracts which meet the criteria of the allocation method are accounted for by the method.

b	Hedging instruments and hedged objects

Foreign currency-denominated accounts receivables and payables are hedged by foreign exchange forward contracts.

c	Hedge policy

Hedge policy is intended to hedge future foreign exchange rate fluctuation risk.

d	Method of evaluation on effectiveness of hedging

The hedge effectiveness of forward foreign exchange contracts as a hedge has not been assessed, as the principal terms of assets and liabilities of hedge instruments and hedged items or forecasted transaction are the same and cash flow fluctuation is expected to be fully offset at the inception of hedge transaction and also thereafter.

[2]	Method of amortization of goodwill and amortization period

Goodwill is being amortized over five years in equal portions.

[3]	Accounting method for consumptions taxes

Transactions subject to consumption taxes and local consumption taxes are stated at the amount, net of the consumption taxes (“Tax exclusion method”).

3.	Changes in Presentation

(Consolidated balance sheet)

“Consumption taxes receivable”, which was included in “Others” of “Current assets” for the previous fiscal year, was presented as a separate line item in the fiscal year ended March 31, 2013, as it became more important than in the previous fiscal year.

4.	Notes concerning the consolidated balance sheets

1	Accumulated depreciation on assets

	Accumulated depreciation of property, plant and equipment	20,809,102 thousand yen

2	Shares of parent company

	Current assets (Stocks of subsidiaries and affiliates)	382,840 thousand yen

5.	Notes concerning the consolidated statement of income

In line with the business transfer of ball screw, wafer bumping testing machine, air and electric micrometers and gauges related thereto, the Company recorded loss on transfer of business in extraordinary loss. Details are as follows:

Loss on valuation of inventories	50,837 thousand yen

Loss on valuation of accounts receivable	5,383 thousand yen

Transportation cost, etc.	117 thousand yen

Total	56,337 thousand yen

Breakdown of expenses for business structure improvement is as follows:

Loss on evaluation of property, plant and equipment	240,850 thousand yen

Loss on valuation of inventories	12,338 thousand yen

Total	253,188 thousand yen

6.	Note to the consolidated statements of changes in net asset

1	Type and number of outstanding shares

Type of share	Beginning of the current fiscal year	Increase	Decrease	End of the current fiscal year
Common shares (shares)	38,500,466	-	-	38,500,466

2	Matters concerning treasury stocks

	Common shares	271,686 shares

Type of share	Beginning of the current fiscal year	Increase	Decrease	End of the current fiscal year
Common shares (shares)	19,834	251,852	-	271,686

(Summary of reason for change)

Reasons of increase in the number of shares are as follows:

Increase due to the acquisition by the resolution of the Board of Directors meeting held on May 21, 2012 and purchase of shares less than one unit: 251,852 shares

3	Matters concerning dividends

(1)	The amount of dividend paid

Resolution	Type of share	Total amount of dividend (thousand yen)	Amount of dividend per share (yen)	Record date	Effective date
Board of Directors meeting on May 13, 2012	Common shares	384,806	10.00	March 31, 2012	June 7, 2012
Board of Directors meeting on October 24, 2012	Common shares	305,830	8.00	September 30, 2012	December 4, 2012

(2)	Of the dividends for which the record date belongs to the current consolidated fiscal year, those that come into effect in the following fiscal year

Resolution	Type of share	Source of dividends	Total amount of dividend (thousands of yen)	Amount of dividend per share (yen)	Record date	Effective date
Board of Directors meeting on May 12, 2013	Common shares	Retained earnings	305,830	8.00	March 31, 2013	June 6, 2013

7.	Notes concerning financial instruments

1	Matters concerning status of financial instruments

(1)	Management policy concerning financial instruments

In the context of capital expenditure plans mainly for the manufacturing and sale of automobile parts and measuring machines, the Company Group raises necessary funds through cash management service (CMS) with the parent company. The Group invests temporal surplus funds in CMS with the parent company and also obtains short-term working capital from CMS with the parent company. The Group utilizes derivative financial instruments in order to avoid risks to be discussed later, but does not intend to enter into such transactions for speculative purposes.

(2)	Contents and risk of financial instruments

Notes receivable and accounts receivable-trade, operating receivables, are exposed to the credit risk of the respective customers. Operating receivables denominated in foreign currencies that arise from the Group’s global business are exposed to the foreign currency fluctuation risk. Investment securities held by the Group are mainly stocks of business partners related to business tie-up or capital tie-up and are exposed to the risk of fluctuations in their market prices.

Notes payable and accounts payable-trade, operating payables, are with all due date of one year or less. A part of these operating payables is denominated in foreign currencies arising from importing raw materials and is exposed to the foreign currency fluctuation risk, but such risk is hedged by using forward foreign exchange contracts in principle.

For derivative financial instruments, the Company Group enters into forward foreign exchange contracts for the purpose of hedging the foreign currency fluctuation risk arising from operating receivables and payables denominated in foreign currencies. For hedging instruments, hedged items, hedging policy, assessment of hedge effectiveness, etc. refer to “Method of important hedge accounting” under “Summary of significant accounting policies” described earlier.

(3)	Risk management structure relating to financial instruments

[1]	Management of credit risk (risk arising from failure of performance, etc. by counterparty)

In accordance with credit limit management rules, the Company strives to promptly understand concerns over collectivity due to deteriorating financial conditions of counterparties and take mitigation measures through monitoring to major counterparties by sales departments in each business division and managing due date and balance for each counterparty. Consolidated subsidiaries also manage their credit risk according to the Company’s credit limit management rules.

The Group enters into derivative transactions only with the parent company and financial institutions with high credit rating in order to mitigate counterparty risk.

The maximum risk amount at the balance sheet date for the current fiscal year is represented as the carrying amount of financial assets exposed to credit risk.

[2]	Management of market risk (fluctuation risk of foreign exchange rate, interest rate, etc.)

The Company hedges foreign currency fluctuation risks of operating receivable and payable denominated in foreign currencies with identifying such risks for each currency and for each month and by using forward foreign exchange contracts in principle.

For investment securities, the Company continues to review the holding status by monitoring their market values and financial positions of their issuers (counterparty) and for securities other than bonds held for maturity, it also considers relationship with such counterparties.

Derivative financial instruments are only treated by the Accounting Dept. in accordance with “Internal control rules”. “Administrative manual” based on “Internal control rules” clarifies limitation of trading authority and trading authorities, etc.

[3]	Management of liquidity risk related to financing (risk that the Company fails to pay at the due date)

For managing liquidity risk, the Accounting Dept., based on reports from each department, prepares and updates the cash management plan on a timely basis and obtains necessary funds through CMS with the parent company.

(4)	Supplemental explanation on market values, etc. of financial instruments

The market values of financial instruments include values based on the market value and reasonably calculated values when there are no market values. As such values are calculated using variable factors, using different assumptions may result in different values. The notional amounts of derivative transactions stated in Notes concerning derivative transactions are not a direct measure of the Company’s market risk exposure in connection with its derivative transactions.

2	Matters concerning market values, etc. of financial instruments

Amounts on the consolidated balance sheet, market values and difference between these values as of March 31, 2013 are as follows. Financial instruments for which market values are not readily available are not included.

(Refer to Note 2)

(Unit:   Thousand yen)

		Amount recorded on Consolidated Balance Sheets	Market value	Difference
(1)	Cash and deposits	631,416	631,416	-
(2)	Notes and accounts receivable-trade	4,488,370	4,488,370	-
(3)	Stocks of subsidiaries and affiliates and investment securities	427,539	427,539	-
	Total assets	5,547,325	5,547,325	-
(1)	Notes and accounts payable-trade	4,725,802	4,725,802	-
(2)	Short-term loans payable	2,600,503	2,600,503	-
(3)	Income taxes payable	282,307	282,307	-
(4)	Accounts payable-facilities	5,597,496	5,597,496	-
	Total liabilities	13,206,108	13,206,108	-
Derivative transaction (*)		(2,355)	(2,355)	-
(*)	Net debt and credits derived from derivative transaction are shown on a net basis. Total liability is shown in parentheses.

(Notes)

1	Matters concerning method of calculation of market values of financial instruments and matters concerning securities and derivative transaction

Assets

(1)	Cash and deposits, (2) Notes and accounts receivable-trade

They are stated at carrying value as their carrying value approximates fair value due to the short maturities.

(3)	Stocks of subsidiaries and affiliates and investment securities

Market values of these securities are based on quotation in the stock exchange.

Liabilities

(1) Notes and accounts payable-trade, (2) Short-term loans payable, (3) Income taxes payable, and (4) Accounts payable-facilities

They are stated at carrying value as their carrying value approximates fair value due to the short maturities.

Derivative transaction

For those the hedge accounting is applied

(Unit:  Thousand yen)

Method of hedge accounting	Type of derivative transaction	Major hedged objects	Notional amount, etc.	Notional amount, etc. due over one year	Market value	Calculation method of the market value
Allocation method for forward foreign exchange contracts	Forward foreign exchange transaction
	Short position
	USD	Accounts receivable-other	346,854	-	369,325	Calculated based on the forward foreign
	EUR	Accounts receivable-trade	52,181	-	50,551	exchange market
	Long position
	USD	Accounts payable-trade	453,314	-	455,952
Total			852,350	-	875,829
(*)	Derivative transaction stated in “2. Matters concerning market values, etc. of financial instruments” represents forward foreign exchange contract on forecasted transaction. The notional amount is 284,313 thousand yen and the market value is 281,958 thousand yen.

2	Financial instruments for which market values are not readily available

(Unit: Thousand yen)

Category	Amount recorded on Consolidated Balance Sheets
Unlisted shares	39,800

As the above shares have no quoted price and their market value is not readily available, they are not included in (3) Stocks of subsidiaries and affiliates and investment securities.

3	Redemption schedule after the balance sheet date for monetary receivables and securities with maturity dates

(Unit: Thousand yen)

Within one year
Cash and deposits	631,416
Notes and accounts receivable-trade	4,488,370
Total	5,119,786

8.	Business Combination

1	Business divestiture

On March 31, 2012, the Company entered into two agreements under which it transferred the ball screw business in the measuring machine business to Nidec Sankyo Corporation (“Nidec Sankyo”) and the wafer bumping testing machine business to Nidec-Read Corporation (“Nidec-Read”), respectively, and such transfer of businesses has been completed.

(1)	Outline of business transfer

[1]	Name of company to which the business was transferred

<Ball screw business>	Company name	Nidec Sankyo Corporation

<Wafer bumping testing machine business>	Company name	Nidec-Read Corporation

[2]	Description of business transferred

<Ball screw business>	Development, manufacturing and sale of precision ball
screws

<Wafer bumping testing machine business>	Development, manufacturing and sale of wafer
bumping testing machine

[3]	Purpose of business transfer

Aiming at the future expansion of the automobile parts business, the Company determined it was necessary to transfer the ball screw business and the wafer bumping testing machine business to other group companies and utilize management resources of these businesses for growing areas. Therefore, it transferred these businesses to Nidec Sankyo and Nidec-Read, respectively. By doing this, the Company aims to strengthen competitive power of the Company and affiliated members as the Nidec Group.

[4]	Date of business transfer

April 1, 2012

[5]	Outline of business transfer including legal form

Business transfer for which the consideration is received only from assets including cash

(2)	Outline of accounting treatment applied

[1]	Amount of profit or loss transferred

Not applicable.

[2]	Amount of assets and the breakdown on business transferred

Current Assets	78,081 thousand yen

Noncurrent assets	229,115 thousand yen

Total assets	307,197 thousand yen

(3)	Approximate profit or loss on business transferred that are posted in the consolidated statement of income for the fiscal year ended March 31, 2013

Net sales	33,444 thousand yen

Operating income	The amount recorded in operating income is only a little.

(4)	Other significant special agreement, etc.

Especially none.

2	Business divestiture

The extraordinary meeting of the Board of Directors held on May 11, 2012 resolved to conclude an agreement under which the Company would transfer the air and electric micrometer and related gauge business in the measuring machine business to Nidec-Shimpo Corporation (“Nidec-Shimpo”) on June 1, 2012.

(1)	Outline of business transfer

[1]	Name of company to which the business was transferred

Company name	Nidec-Shimpo Corporation

[2]	Description of business transferred

Development, manufacturing and sale of air and electric micrometer and related gauge

[3]	Purpose of business transfer

Aiming at the future expansion of the automobile parts business, the Company determined it necessary to transfer the air and electric micrometer and related gauge business to other group company and utilize management resources of such business for growing areas. Therefore, it transferred this business to Nidec-Shimpo. By doing this, the Company aims to strengthen competitive power of the Company and Nidec-Shimpo as the Nidec Group.

[4]	Date of business transfer

June 1, 2012

[5]	Outline of business transfer including legal form

Business transfer for which the consideration is received only from assets including cash

(2)	Outline of accounting treatment applied

[1]	Amount of profit or loss transferred

Not applicable.

[2]	Amount of assets and the breakdown on business transferred

Current Assets	160,803 thousand yen

Noncurrent assets	127,044 thousand yen

Total assets	287,847 thousand yen

(3)	Approximate profit or loss on business transferred that are posted in the consolidated statement of income for the fiscal year ended March 31, 2013

Net sales	401,307 thousand yen

Operating income	The amount recorded in operating income is only a little.

(4)	Other significant special agreement, etc.

Especially none.

9.	Notes concerning asset retirement obligations

Asset retirement obligations that are recorded in the consolidated balance sheets

(1)	Outline of asset retirement obligations

Certain buildings held by the Company were constructed using building materials containing asbestos and the Company has obligation to clean it up at the expiration date for use of such buildings. In accordance with the Ordinance on Prevention of Health Impairment due to Asbestos, the Company posted asset retirement obligations related to such buildings.

(2)	Calculation method of the amount of asset retirement obligations

The Company estimates the expected useful life of buildings at 15 years from the acquisition and calculates the amount of asset retirement obligations using the discount rate of 1.716%.

(3)	Change in the total amount of asset retirement obligations for the fiscal year ended March 31, 2013

Beginning balance	3,901 thousand yen

Adjustments with the march of time	66 thousand yen

Ending balance	3,968 thousand yen

10.	Notes concerning information per share

Net assets per share and the basis for its calculation and net income per share and the basis for its calculation are as follows.

Item	Consolidated fiscal year ended March 31, 2013
(1) Net assets per share	599.74 yen
(Basis for calculation)
Total net assets (thousand yen)	28,583,940
Net assets attributable to shares of common stock at year end (thousand yen)	22,927,170
Details of differences (thousand yen)
Minority interests	5,656,769
The year-end number of shares of common stock outstanding (shares)	38,500,466
Number of treasury stock of common stock (shares)	271,686
The year-end number of shares of common stock used for the calculation of net assets per share (shares)	38,228,780

Item	Fiscal year ended March 31, 2013 (from April 1, 2012 to March 31, 2013)
(2) Net income per share	28.49 yen
(Basis for calculation)
Net income (thousand yen)	1,091,226
Net income attributable to shares of common stock at year end (thousand yen)	1,091,226
Net income not attributable to shares of common stock at year end (thousand yen)	-
Average number of shares of common stock during the fiscal year (shares)	38,304,155

11.	Notes concerning significant subsequent events

Share exchange with the parent company

At the Board of Directors meeting held on April 23, 2013, it was resolved that Nidec Corporation (hereinafter referred to as “Nidec”) carries out share exchange (hereinafter referred to as “Said Share Exchange”) in order to make the Company a wholly-owned subsidiary, and we concluded an agreement for share exchange with Nidec.

[1]	Purpose of the Said Share Exchange

The business environment surrounding Nidec Group has changed rapidly. Since undergoing a notable decline in demand for some of its key products used in PCs, digital cameras and liquid-crystal-display panel manufacturing facilities in the second half of the fiscal year 2011, Nidec Group has focused on reshaping its earnings structure. Under such circumstance, the Group determined that it would be valuable to expand corporate values not only of Nidec Tosok but of the entire Nidec Group for the purpose of achieving prompt decision-makings and flexible business managements and enhancing the whole group synergies by making Nidec Tosok, of which business is overlapping in vehicle installation area with Nidec, a wholly owned subsidiary of Nidec.

[2]	Method of the Said Share Exchange

This is the Share Exchange on equity conversion that Nidec becomes the wholly owning parent company and the Company becomes Nidec’s wholly owned subsidiary. The Said Share Exchange will enter into effect on October 1, 2013, for Nidec, without obtaining approval by the Meeting of Shareholders according to the provisions of Paragraph 3 of Article 796 of the Companies Act concerning simplified procedures for share exchange, and for the Company, upon approval by the General Meeting of Shareholders to be held on June 20, 2013.

[3]	Details concerning allotment in the Share Exchange

0.124 shares of Nidec will be allotted to 1 share of the Company. However, as for the shares of the Company held by Nidec (27,648,000 shares as of March 31, 2013), allotment in relation to the Said Share Exchange will not be made.

Balance Sheets

As of March 31, 2013

(Unit: Thousand yen)

ASSETS		Liabilities
Account	Amount	Account	Amount
Current Assets	16,687,897	Current liabilities	14,748,783
Cash and deposits	12,791	Notes payable-trade	181,335
Notes receivable-trade,	64,537	Accounts payable-trade	5,202,879
Accounts receivable-trade	3,173,632	Short-term loans payable	2,165,985

Stocks of subsidiaries and affiliates	382,840	Lease obligation	24,549

Merchandise and finished goods	588,538	Accounts payable-other	21,689

Work in process	2,552,503	Accrued expenses	868,952
Raw materials and supplies	360,782	Income taxes payable	184,666
Prepaid expenses	33,839	Advances received	15,645
Deferred tax assets	418,715	Deposits received	29,103
Accounts receivable-other	5,462,536	Guarantee deposits received	27,556
Accrued consumption taxes	465,568	Provision for bonuses	403,000
Facilities selling to subsidiaries and affiliates	1,303,098	Notes payable-facilities	52,308
Short-term loans receivable from subsidiaries and affiliates	1,840,450	Accounts payable-facilities	5,567,797

Others	28,063	Others	3,314
		Long-term liabilities	113,074
Noncurrent assets	13,470,406	Long-term accounts payable-other	9,735
Property, plant and equipment	5,400,613	Lease obligation	31,407
Buildings	2,835,972	Provision for environmental measures	67,963
Structures	31,568	Asset retirement obligation	3,968
Machinery and equipment	786,698	Total liabilities	14,861,857
Vehicles	4,957	Net assets
Tools, furniture and fixtures	264,065	Shareholders’ equity	15,359,247
Land	1,423,713	Capital stock	5,087,026
Lease assets	53,637	Capital surplus	4,604,553
Intangible assets	288,497	Legal capital surplus	4,604,553
Software	283,387	Retained earnings	5,839,973
Others	5,110	Legal retained earning	231,518
Investments and other assets	7,781,295	Other retained earnings	5,608,454
Investment securities	84,499	General reserve	1,243,000
Investments in capital	10,486	Retained earnings brought forward	4,365,454

Investments in capital of subsidiaries and affiliates	7,036,305	Treasury stock	(172,305)

Long-term loans receivable from subsidiaries and affiliates	545,600	Valuation and translation adjustments	(62,800)
Deferred tax assets	98,670	Valuation difference on available-for-sale securities	(61,340)
Others	7,583	Deferred gains or losses on hedges	(1,460)
Allowance for doubtful accounts	(1,850)	Total net assets	15,296,446
Total assets	30,158,304	Total liabilities and net assets	30,158,304

  (Note)     The above amounts are rounded down to the nearest one thousand yen.

Statements of Income

(From April 1, 2012 To March 31, 2013)

(Unit: Thousand yen)

Account	Amount
Net sales	29,341,182
Cost of sales	25,403,537
Gross profit	3,937,645
Selling, general and administrative expenses	3,305,480
Operating income	632,164
Non-operating income	94,791
Interest income	18,293
Dividends income	18,067
Rent income on noncurrent assets	29,893
Royalty income	19,992
Dividends income of insurance	2,175
Others	6,369
Non-operating expenses	79,548
Interest expenses	13,244
Sales discounts	1,601
Foreign exchange losses	30,779
Depreciation of assets for rent	25,955
Loss on sales of accounts receivable	4,537
Others	3,430
Ordinary income	647,408
Extraordinary income	82,011
Gain on sales of property, plant and equipment	191
Gain on sales of investment securities	81,819
Extraordinary loss	104,431
Loss on disposal of noncurrent assets	408
Loss on transfer of business	50,954
Business structure improvement expenses	53,068
Income before income taxes	624,987
Income taxes-current	280,483
Income taxes-deferred	(83,482)
Net income	427,986

  (Note)       The above amounts are rounded down to the nearest one thousand yen.

Statement of Changes in Net Assets

(From April 1, 2012 To March 31, 2013)

(Unit: Thousand yen)

Balance and reasons of changes	Shareholders’ equity
	Capital	Capital surplus	Retained earnings			Treasury stock	Total shareholders’ equity
		Legal capital surplus	Legal retained earning	Other retained earnings
				General reserve	Retained earnings brought forward
Balance as of April 1, 2012	5,087,026	4,604,553	231,518	1,243,000	4,628,105	(11,034)	15,783,168
Changes in amount during the current fiscal year
Dividends from surplus	-	-	-	-	(690,636)	-	(690,636)
Net income	-	-	-	-	427,986	-	427,986
Purchase of treasury stock	-	-	-	-	-	(161,271)	(161,271)
Net changes of items other than shareholders’ equity during the current fiscal year	-	-	-	-	-	-	-
Total changes in amount during the current fiscal year	-	-	-	-	(262,650)	(161,271)	(423,921)
Balance as of March 31, 2013	5,087,026	4,604,553	231,518	1,243,000	4,365,454	(172,305)	15,359,247

	Valuation and translation adjustments			Total net assets
Balance and reasons of changes	Valuation difference on available-for-sale securities	Deferred gains or losses on hedges	Total valuation and translation adjustments
Balance as of April 1, 2012	148,216	(1,007)	147,209	15,930,378
Changes in amount during the current fiscal year
Dividends from surplus	-	-	-	(690,636)
Net income	-	-	-	427,986
Purchase of treasury stock	-	-	-	(161,271)
Net changes of items other than shareholders’ equity during the current fiscal year	(209,557)	(452)	(210,010)	(210,010)
Total changes in amount during the current fiscal year	(209,557)	(452)	(210,010)	(633,931)
Balance as of March 31, 2013	(61,340)	(1,460)	(62,800)	15,296,446

(Note)	The above amounts are rounded down to the nearest one thousand yen.

Notes concerning the non-consolidated financial statements

1.	Notes concerning the going concern assumption

 Not applicable.

2.	Summary of significant accounting policies

1	Valuation basis and method of significant assets

(1)	Valuation basis and method of securities

[1]	Shares of subsidiaries and affiliated companies

a	Investment securities that have a market value

Market value method based on quoted market price, etc. at the balance sheet date

(The related valuation differences are all directly charged or credited to the shareholders’ equity.)

b	Other securities that have no market value

Cost method based on the moving average method

[2]	Other investment securities

a	Investment securities that have a market value

Market value method based on quoted market price, etc. at the balance sheet date

(The related valuation differences are all directly charged or credited to the shareholders’ equity and cost of securities sold, for the most part, is computed by the moving average method.)

b	Other securities that have no market value

Cost method based on the moving average method

(2)	Valuation basis and method of net receivable/payable arising from derivative transaction

Market value method

(3)	Valuation basis and method of inventories

Inventories held for ordinary sales

Stated at cost, being written-down to reflect decline of profitability.

[1]	Finished goods and work-in-process

Automobile parts

Gross average method

Measuring machine

Specific cost method

[2]	Merchandise, raw materials and supplies

First-in and first-out method

2	Method of depreciation of noncurrent assets

(1)	Property, plant and equipment (excluding leased assets)

Stated at the straight-line method.

Useful lives of major assets are as follows:

Buildings	10 to 41 years
Machinery and equipment	4 to 9 years
Tools, furniture and fixtures	2 to 10 years

(2)	Intangible assets (excluding leased assets)

Stated at the straight-line method.

As for software for in-house use, we apply the straight-line method based on internal usable period (5 years).

(3)	Leased assets (Leased assets in finance lease transactions that do not transfer ownership)

Depreciation is calculated by the straight-line method over the lease terms based on the assumption that the residual value equals to zero.

3	Booking standards for significant allowance

(1)	Allowance for doubtful accounts

To cover credit losses, allowance for performing receivable is provided based on the actual credit loss ratio. Allowance for specific receivable such as doubtful accounts receivable is provided for the expected uncollectible amount in consideration of the individual collectability.

(2)	Provision for bonuses

In order to provide for bonuses, the Company books the estimated amount of bonus to be paid to the employees attributable to the current consolidated fiscal year.

(3)	Provision for environmental measures

In accordance with the “Act on Special Measures concerning Promotion of Proper Treatment of PCB Wastes”, to prepare for payment of disposal costs of PCB waste stored, the Company books the expected payment amount that can be reasonably estimated.

4	Other significant matters for the preparation of the non-consolidated financial statements

(1)	Method of important hedge accounting

[1]	Method of hedge accounting

Deferred hedge accounting is applied in principle. Foreign currency-denominated accounts receivables and payables with foreign exchange forward contracts which meet the criteria of the allocation method are accounted for by the method.

[2]	Hedging instruments and hedged objects

Foreign currency-denominated accounts receivables and payables are hedged by foreign exchange forward contracts.

[3]	Hedge policy

Hedge policy is to hedge future foreign exchange rate fluctuation risk.

[4]	Method of evaluation on effectiveness of hedging

The hedge effectiveness of forward foreign exchange contracts as a hedge has not been assessed, as the principal terms of assets and liabilities of hedge instruments and hedged items or forecasted transaction are the same and cash flow fluctuation is expected to be fully offset at the inception of hedge transaction and also thereafter.

(2)	Accounting method for consumptions taxes

Transactions subject to consumption taxes and local consumption taxes are stated at the amount, net of the consumption taxes (“Tax exclusion method”).

3.		Notes concerning the balance sheets

	1	Accumulated depreciation of property, plant and equipment	10,146,588 thousand yen

	2	Monetary receivables and payables to affiliated companies

Monetary receivables and payables other than those that are presented separately in the balance sheets are as follows:
		Accounts receivable-trade	197,301 thousand yen
		Accounts receivable-other	5,317,100 thousand yen
		Accounts payable-trade	2,271,930 thousand yen

		Short-term loans payable	2,165,985 thousand yen

	3	Shares of parent company
		Current assets (Stocks of subsidiaries and affiliates)	382,840 thousand yen

4.		Notes concerning the statements of income

	1	Amount of transactions with affiliated companies
Amount of operating transactions
		Net sales	179,505 thousand yen
		Purchased goods	21,127,323 thousand yen
		Selling, general and administrative expenses	65,108 thousand yen
		Non-operating transactions	57,052 thousand yen
	2	In line with the business transfer of ball screw, wafer bumping testing machine, air and electric micrometer and related gauge businesses, the Company recorded loss on transfer of business in extraordinary loss. Details are as follows:
		Loss on valuation of inventories	50,837 thousand yen
		Transportation cost, etc.	117 thousand yen

		Total	50,954 thousand yen

	3	Breakdown of business structure improvement expenses is as follows:
		Loss on evaluation of property, plant and equipment	53,068 thousand yen

		Total	53,068 thousand yen

5.		Notes concerning the statement of changes in net assets
Matters concerning the number of treasury stocks

Type of share	Beginning of the current fiscal year	Increase	Decrease	End of the current fiscal year
Common shares (shares)	19,834	251,852	-	271,686

(Summary of reason for change)

Details of increase in the number of shares are as follows:

Increase due to the acquisition by the resolution of the Board of Directors meeting held on May 21, 2012 and purchase of shares less than one unit: 251,852 shares

6.	Notes concerning tax effect accounting

1	Breakdown of deferred tax assets and deferred tax liabilities by major cause of occurrence

Deferred tax assets	(Unit: Thousand yen)
Current Assets
Enterprise tax payable	20,951
Loss on valuation of inventories	61,321
Provision for bonuses	153,140
Loss on transfer of business	15,611
Accrued expenses for claims, currently not deductible	60,631
Others	107,060

Total	418,715

Noncurrent assets
Depreciation	80,017
Provision for environmental measures	24,466
Others	10,092
Valuation allowance	(4,170)
Off-set to deferred tax liabilities (fixed)	(11,735)

Total	98,670

Deferred tax assets, total	517,386
Deferred tax liabilities	(Unit: Thousand yen)
Long-term liabilities
Valuation difference on available-for-sale securities	(10,889)
Asset retirement obligations	(846)
Off-set to differed tax liabilities (fixed)	11,735

Deferred tax liabilities, total	-

Deferred tax assets, net	517,386

2	The following table summarizes the significant differences between the statutory income tax rate and the Company’s effective tax rate for financial statement purpose.

The effective statutory tax rate	38.0%
(Adjustments)
Deduction of experiment and research expenses	(6.3)
Inhabitant tax on per capita basis	1.5
Others	(1.7)

Burden ratio of corporate tax rate after tax effect accounting	31.5%

7.	Business Combination

1	Business divestiture

On March 31, 2012, the Company entered into two agreements under which it transferred the ball screw business in the measuring machine business to Nidec Sankyo Corporation (“Nidec Sankyo”) and the wafer bumping testing machine business to Nidec-Read Corporation (“Nidec-Read”), respectively, and such transfer of businesses has been completed.

(1)	Outline of business transfer

[1]	Name of company to which the business was transferred

<Ball screw business>	Company name: Nidec Sankyo Corporation
<Wafer bumping testing machine business>	Company name: Nidec-Read Corporation

[2]	Description of business transferred

<Ball screw business>	Development, manufacturing and sale of precision ball screws
<Wafer bumping testing machine business>	Development, manufacturing and sale of wafer bumping testing machine

[3]	Purpose of business transfer

Aiming at the future expansion of the automobile parts business, the Company determined it necessary to transfer the ball screw business and the wafer bumping testing machine business to other group companies and utilize management resources of these businesses for growing areas. Therefore, it transferred these businesses to Nidec Sankyo and Nidec-Read, respectively. By doing this, the Company aims to strengthen competitive power of the Company and affiliated members as the Nidec Group.

[4]	Date of business transfer

April 1, 2012

[5]	Outline of business transfer including legal form

Business transfer for which the consideration is received only from assets including cash

(2)	Outline of accounting treatment applied

[1]	Amount of profit or loss transferred

Not applicable.

[2]	Amount of assets and the breakdown on business transferred

Current Assets	78,081 thousand yen
Noncurrent assets	86,459 thousand yen
Total assets	164,541 thousand yen

(3)	Approximate profit or loss on business transferred that is posted in the non-consolidated statement of income for the fiscal year ended March 31, 2013

Net sales	32,951 thousand yen
Operating income	The amount recorded in operating income is only a little.

(4)	Other significant special agreement, etc.

Especially none.

2	Business divestiture

The extraordinary meeting of the Board of Directors held on May 11, 2012 resolved to conclude an agreement under which the Company would transfer the air and electric micrometer and related gauge business in the measuring machine business to Nidec-Shimpo Corporation (“Nidec-Shimpo”) on June 1, 2012.

(1)	Outline of business transfer

[1]	Name of company to which the business was transferred

Company name: Nidec-Shimpo Corporation

[2]	Description of business transferred

Development, manufacturing and sale of air and electric micrometer and related gauge

[3]	Purpose of business transfer

Aiming at the future expansion of the automobile parts business, the Company determined it necessary to transfer the air and electric micrometer and related gauge business to other group company and utilize management resources of such business for growing areas. Therefore, it transferred this business to Nidec-Shimpo. By doing this, the Company aims to strengthen competitive power of the Company and Nidec-Shimpo as the Nidec Group.

[4]	Date of business transfer

June 1, 2012

[5]	Outline of business transfer including legal form

Business transfer for which the consideration is received only from assets including cash

(2)	Outline of accounting treatment applied

[1]	Amount of profit or loss transferred

Not applicable.

[2]	Amount of assets and the breakdown on business transferred

Current Assets	94,523 thousand yen
Noncurrent assets	9,099 thousand yen
Total assets	103,623 thousand yen

(3)	Approximate profit or loss on business transferred that are posted in the non-consolidated statement of income for the fiscal year ended March 31, 2013

Net sales	304,152 thousand yen
Operating income	The amount recorded in operating income is only a little.

(4)	Other significant special agreement, etc.

Especially none.

8.	Notes concerning asset retirement obligations

Asset retirement obligations that are recorded in the balance sheets

(1)	Outline of asset retirement obligations

Certain buildings held by the Company were constructed using building materials containing asbestos and the Company has obligation to clean it up at the expiration date for use of such buildings. In accordance with the Ordinance on Prevention of Health Impairment due to Asbestos, the Company posted asset retirement obligations related to such buildings.

(2)	Calculation method of the amount of asset retirement obligations

The Company estimates the expected useful life of buildings at 15 years from the acquisition and calculates the amount of asset retirement obligations using the discount rate of 1.716%.

(3)	Change in the total amount of asset retirement obligations for the fiscal year ended March 31, 2013

Beginning balance	3,901 thousand yen

Adjustments with the march of time	66 thousand yen

Ending balance	3,968 thousand yen

9.	Notes concerning transactions with related entities

1	Parent company, major corporate shareholders, etc.

Type	Name of company	Ownership (or owned) ratio of voting rights, etc.	Relation with related entity	Description of transaction	Amount of transactions (thousand yen)	Account	Balance at the end of the fiscal year (thousand yen)
Parent company	Nidec Corporation	(Being owned) directly 72.3%	Borrowing of funds (Note 1)	Repayment of loans (Note 2)	117,679	Short-term loans payable	2,165,985
			Concurrent engagement by corporate officer	Interest expenses	12,837	Accrued expenses	1,132
Terms and conditions, its determination policies, etc.
(Notes) 1 Borrowings are extended under an agreement that is determined with considering transaction terms and negotiating with banks.
2 The amount of loans is offset by the repayment amount.
2 Subsidiaries and affiliated companies
Type	Name of company	Ownership (or owned) ratio of voting rights, etc.	Relation with related entity	Description of transaction	Amount of transactions (thousand yen) (Note 3)	Account	Balance at the end of the fiscal year (thousand yen)
Subsidiary	Nidec Tosok (Vietnam) Co., Ltd.	(owning) directly 61.6%	Purchase of products Lending of funds Concurrent engagement by corporate officer	Supply of raw materials (Note 1)	6,996,706	Accounts receivable-other	1,166,218
				Purchase of products and semifinished products (Note 2)	20,271,334	Accounts payable-trade	2,100,173
				Sale of facilities purchased on behalf of the company (Note 2)	4,782,075	Accounts receivable-other	2,069,165
				Rent income on noncurrent assets (Note 2)	25,955	Accounts receivable-other	3,589
				Repayment of funds (Note 2, 4)	800,000	Short-term loans receivable	1,200,000
				Interest income	9,574	Accounts receivable-other	1,765
Subsidiary	Nidec Tosok Akiba (Vietnam) Co., Ltd.	(owning) directly 91.6%	Consignment of manufacturing Lending of funds Concurrent engagement by corporate officer	Sale of facilities purchased on behalf of the company (Note 2)	1,051,519	Accounts receivable-other	360,858
				Lending of funds (Note 2, 4)	470,250	Short-term loans receivable	470,250
Subsidiary	Nidec Tosok (Zhejiang) Corporation	(owning) directly 100.0%	Consignment of manufacturing Lending of funds Concurrent engagement by corporate officer	Supply of raw materials (Note 1)	417,861	Accounts receivable-other	397,432
				Sale of facilities purchased on behalf of the company (Note 2)	746,716	Accounts receivable-other	616,391
				Lending of funds (Note 2, 5)	39,800	Short-term loans receivable Long-term loans receivable	170,200 545,600
Subsidiary	Nidec Tosok Uogishi (Pinghu) Corporation	(owning) directly 92.0%	Consignment of manufacturing Lending of funds Concurrent engagement by corporate officer	Sale of facilities purchased on behalf of the company (Note 2)	340,099	Accounts receivable-other	340,099

Terms and conditions, its determination policies, etc.
(Notes) 1	Prices and other transaction terms are based on a paid supply same as other third parties.
2	Prices and other transaction terms are decided based on a negotiation same as other third parties.
3	Consumption taxes are not included in “Amount of transactions”. However, “Balance at the end of the fiscal year” includes consumption taxes.
4	For lending of funds, transaction terms are determined based on funding costs including interest rate in Japan.
The Company does not obtain collateral.
5	For lending of funds, transaction terms are determined based on funding costs including interest rate in Japan with the repayment term of five years in annual payments. The Company does not obtain collateral.

10.	Notes concerning information per share

Net assets per share and the basis for its calculation, and net income per share and the basis for its calculation are as follows.

Item	Current fiscal year (as of March 31, 2013)
(1) Net assets per share	400.13 yen
(Basis for calculation)
Total net assets (thousand yen)	15,296,446
Net assets attributable to shares of common stock at year end (thousand yen)	15,296,446
The year-end number of shares of common stock outstanding (shares)	38,500,466
Number of treasury stock of common stock (shares)	271,686
The year-end number of shares of common stock used for the calculation of net assets per share (shares)	38,228,780

Item	Current fiscal year (From April 1, 2012 To March 31, 2013)
(2) Net income per share	11.17 yen
(Basis for calculation)
Net income (thousand yen)	427,986
Net income attributable to shares of common stock at year end (thousand yen)	427,986
Net income not attributable to shares of common stock at year end (thousand yen)	-
Average number of shares of common stock during the fiscal year (shares)	38,304,155

11.	Notes concerning significant subsequent events

Share exchange with the parent company

At the Board of Directors meeting held on April 23, 2013, it was resolved that Nidec Corporation (hereinafter referred to as “Nidec Corporation”) carries out share exchange (hereinafter referred to as “Said Share Exchange”) in order to make the Company a wholly-owned subsidiary, and we concluded an agreement for share exchange with Nidec Corporation.

[1] Purpose of the Said Share Exchange

The business environment surrounding Nidec Group has rapidly changed. Since undergoing a notable decline in demand for some of its key products used in PCs, digital cameras and liquid-crystal-display panel manufacturing facilities in the second half of the fiscal year 2011, Nidec Group has focused on reshaping its earnings structure. Under such circumstance, the Group determined that it would be valuable to expand corporate values not only of Nidec Tosok but of the entire Nidec Group for the purpose of achieving prompt decision-makings and flexible business managements and enhancing the whole group synergies by making Nidec Tosok, of which business is overlapping in vehicle installation area with Nidec, a wholly owned subsidiary of Nidec.

[2] Method of the Said Share Exchange

This is the Share Exchange on equity conversion that Nidec becomes the wholly owning parent company and the Company becomes Nidec’s wholly owned subsidiary. The Said Share Exchange will enter into effect on October 1, 2013, for Nidec Corporation, without obtaining approval by the Meeting of Shareholders according to the provisions of Paragraph 3 of Article 796 of the Companies Act concerning simplified procedures for share exchange, and for the Company, upon approval by the General Meeting of Shareholders to be held on June 20, 2013.

[3] Details concerning allotment in the Share Exchange

0.124 share of Nidec Corporation will be allotted to 1 share of the Company. However, as for the shares of the Company held by Nidec Corporation (27,648,000 shares as of March 31, 2013), allotment in relation to the Said Share Exchange will not be made.

Audit Report by Accounting Auditor on Non-Consolidated Financial Statements

Audit Report by Independent Auditor

May 9, 2013

Nidec Tosok Corporation

To: Board of Directors

Kyoto Audit Corporation

Designated and Engagement Partner	Certified Public Accountant	Satomitsu Wakayama (seal	)

Designated and Engagement Partner	Certified Public Accountant	Katsuhiko Saito (seal	)

Pursuant to the provisions of Article 436, paragraph 2, item 1 of the Companies Act, we have audited the financial statements of Nidec Tosok Corporation, which are Balance Sheets, Statement of Income, Changes in Net Assets, Notes concerning the Financial Statements, and Supporting Schedules, for the fiscal year, the 83rd business term, from April 1, 2012 to March 31, 2013.

The responsibility of the Company’s management regarding the financial statements

Management is responsible for the preparation and fair presentation of the financial statements and supporting schedules in accordance with generally accepted accounting principles in Japan. These responsibilities include that the Company’s management establishes and operates internal controls which the Management determines necessary for the preparation and fair presentation of financial statements and supporting schedules that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statements and the supporting schedules based on our audits from an independent standpoint. We have conducted the audits in accordance with generally accepted auditing standards in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the supporting schedules are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements and the supporting schedules. These procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements and the supporting schedules, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements and the supporting schedules in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used, the method of application and the reasonableness of accounting estimates made by the management, as well as evaluating the overall presentation of the financial statements and the supporting schedules.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Audit Opinion

In our opinion, the financial statements and the supporting schedules referred to above present fairly in accordance with generally accepted accounting principles in Japan, in all material respects, the financial position of Nidec Tosok Corporation and the results of operations for the fiscal year.

Emphasized Matters

As described in the notes to important subsequent events, at the Board of Directors meeting held on April 23, 2013, it was resolved to conduct a share exchange in order for Nidec Corporation to make Nidec Tosok a wholly owned subsidiary, and the agreement for the share exchange was concluded on the same day.

The said matter does not have a material impact on our opinion.

Special interests

There are no special interests between the Company and our firm or corporate operational officers to be described under the provisions of the certified public accountant law.

Audit Report by Accounting Auditor on Consolidated Financial Statements

Audit Report by Independent Auditor May 9, 2013 Nidec Tosok Corporation To: Board of Directors Kyoto Audit Corporation
Designated and	Certified Public Accountant	Satomitsu Wakayama (seal)
Engagement Partner
Designated and	Certified Public Accountant	Katsuhiko Saito (seal)
Engagement Partner

Pursuant to the provisions of paragraph 4 of Article 444 of the Companies Act, we have audited the consolidated financial statements of Nidec Tosok Corporation, which are Consolidated Balance Sheets, Consolidated Statement of Income, Changes in Net Assets and Notes concerning the Consolidated Financial Statements, for the consolidated fiscal year, from April 1, 2012 to March 31, 2013.

The responsibility of the Company’s management regarding the consolidated financial statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with generally accepted accounting principles in Japan. These responsibilities include that the Company’s management establishes and operates internal controls which the Management determines necessary for the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits from an independent standpoint. We have conducted the audits in accordance with generally accepted auditing standards in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. These procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used, the method of application and the reasonableness of accounting estimates made by the management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Audit Opinion

In our opinion, the consolidated financial statements referred to above present fairly in accordance with generally accepted accounting principles in Japan, in all material respects, the financial position of Nidec Tosok Corporation and the Company Group including their consolidated subsidiaries and the results of operations for the consolidated fiscal year.

Emphasized Matters

As described in the notes to important subsequent events, at the Board of Directors meeting held on April 23, 2013, it was resolved to conduct a share exchange in order for Nidec Corporation to make Nidec Tosok a wholly owned subsidiary, and the agreement for the share exchange was concluded on the same day.

The said matter does not have a material impact on our opinion.

Special interests

There are no special interests between the Company and our firm or corporate operational officers to be described under the provisions of the certified public accountant law.

Audit Report by the Board of Corporate Auditor

Audit Report

The Board of Corporate Auditors deliberated and prepared this audit report on the execution of the duties of Directors and Executive Officers for the 83rd financial year from April 1, 2012 to March 31, 2013 based on the audit reports prepared by each Auditor, and reports as follows.

1.   Procedures and details of the audits by the Corporate Auditors and the Board of Corporate Auditors

The Board of Corporate Auditors establishes the audit policies and audit plans for the current fiscal year, and receives reports concerning the implementation of audits and the audit results from each Corporate Auditor as well as reports from Directors, Executive Officers and the accounting auditors concerning the execution of their duties, and requests explanations as necessary.

Each Corporate Auditor, in compliance with the auditing standards for Corporate Auditors and the implementation standards for internal control system audit established by the Board of Corporate Auditors, according to the audit policies and audit plans, communicated with Directors, Executive Officers, Corporate Administration & Internal Audit Dept., Accounting Dept. and other employees, worked to gather information and establish an audit environment. The Corporate Auditors also attended meetings of the Board of Directors, the Management Committee, the Executive Meetings and other important meetings, received reports from Directors, Executive Officers, employees, etc. concerning the execution of their duties, requested explanations as necessary, viewed important approval requests and other documents, and investigated the statuses of work and assets at the Company’s head office and its main offices. In addition, the Corporate Auditors received reports from Directors, Executive Officers and employees, etc., requested explanations as necessary, and expressed opinions on, the status of the establishment and the operation of the system (the internal control system) established based on the contents of a resolution from a meeting of the Board of Directors and the resolution itself concerning the creation of a system stipulated in Paragraph 1 and 3, Article 100 of the Enforcement Regulations of the Companies Act as something necessary to ensure the proper execution of a corporation (including a system to ensure that the execution of the duties described in the Business Report of Directors and Executive Officers complies with laws, regulations, and the Articles of Incorporation). The Corporate Auditors communicated and exchanged information with Directors of the Company’s subsidiaries, and visited to offices of subsidiaries and received business reports from them as necessary and investigated their operations and the status of assets. Based on the above procedures, the Corporate Auditors reviewed the Business Report and supporting schedules pertaining to the said fiscal year.

In addition, the Corporate Auditors investigated and verified whether the Accounting Auditors maintain independence and implemented proper audits, and the Board of Corporate Auditors received reports concerning the Accounting Auditors’ execution of their duties from the Accounting Auditors and requested explanations as necessary. In addition, the Board of Corporate Auditors received notification from the Accounting Auditors that the “systems to ensure duties are performed appropriately” (as described in each of the items under Article 131 of the Corporate Accounting Regulations) have been established in accordance with the “Standards for Quality Control of Audits” (Business Accounting Council, October 28, 2005), and requested explanations as necessary. Based on the above procedure, we have reviewed the Non-Consolidated Financial Statements for the fiscal year (Non-Consolidated Balance Sheets, Non-Consolidated Statement of Income, Non-Consolidated Changes in Net Assets and notes to the Non-Consolidated Financial Statements) and the supporting schedules as well as the Consolidated Financial Statements (Consolidated Balance Sheets, Consolidated Statement of Income, Consolidated Changes in Net Assets, and notes to the Consolidated Financial Statements.).

2.	Results of audit
(1)	Results of audit of the Report of Business Report, etc.
a.	The Business Report and its supporting schedules fairly represent the condition of the Company in accordance with the laws of Japan and the Articles of Incorporation of the Company.
b.	We have determined that there were no serious occurrences of dishonest or false activity or violations of any laws or the Company’s Articles of Incorporation by any of the directors in carrying out the duties and responsibilities of their offices.
c.	In our opinion, the details of the Board of Directors resolutions concerning the internal controls system are appropriate. We also have determined that there are no matters that should be highlighted as a concern with regard to the descriptions of the Business Report and the directors in carrying out their duties concerning the internal controls system.
(2)	Results of audit of the Non-Consolidated Financial Statements and the supporting schedules

 The Board of Corporate Auditors certifies that the auditing method and the audit result of the Company’s Accounting Auditor, Kyoto Audit Corporation, are appropriate.

(3)	Results of audit of the Consolidated Financial Statements

 The Board of Corporate Auditors certifies that the auditing method and the audit result of the Company’s Accounting Auditor, Kyoto Audit Corporation, are appropriate.

  May 12, 2013

The Board of Auditors, Nidec Tosok Corporation

Noboru Ogawa	Standing Corporate Auditor	(seal)

Koichi Maeda	Outside Statutory Auditor	(seal)

Tetsuo Inoue	Outside Statutory Auditor	(seal)

Osamu Narumiya	Outside Statutory Auditor	(seal)

Hachiro Mesaki	Outside Statutory Auditor	(seal)

General Shareholders Meeting Reference Documents

Proposed Resolution 1: Approval of Share Exchange

  The boards of directors of the Company and Nidec Corporation (“Nidec”) adopted resolutions at their respective meetings held on April 23, 2013 to enter into a share exchange transaction (the “Share Exchange”) with Nidec becoming the wholly-owning parent company of the Company and the Company becoming the wholly-owned subsidiary of Nidec. On the same day, the Company and Nidec executed a Share Exchange Agreement (the “Share Exchange Agreement”).

This proposal requests approval of the Share Exchange Agreement.

  Nidec intends to use a simplified share exchange procedure in accordance with Article 796, Paragraph 3, of the Companies Act without obtaining the approval of its shareholders meeting for the Share Exchange.

  If the proposed resolution is approved, Nidec will become the Company’s wholly-owning parent company as of the effective date of the Share Exchange (scheduled for October 1, 2013). The Company will become a wholly-owned subsidiary of Nidec, and the Company’s stock will be delisted from the Tokyo Stock Exchange on September 26, 2013. (The last trading date will be September 25, 2013.)

1. Reasons for the Share Exchange

Since its establishment in 1973, Nidec has been developing its business with a focus on brushless DC motors which have characteristics of cost-effectiveness, noiselessness and longer operation life. Through actively acquiring companies, Nidec has enhanced its motor product line-up from small precision motors to motors for supersized industrial systems, expanding into applied products such as machinery, electronic & optical components and other products. Nidec has developed its business not only in IT and OA areas, but into various other areas, including home appliance and automobile areas with the objective of aiming to be the “World’s Number One Comprehensive Manufacturer of Motors”, closely focused on the manufacturing and sale of products that “spin and move”, centering on the field of motors.

Since its establishment in 1949, the Company has developed its business of automobile related component business such as control valves for car CVT (continuously variable transmission) and system equipment business based on super precision processing and measuring technologies and controlling technologies. In 1997, the Company became a group company of Nidec to establish an efficient management system and has been enhancing its corporate value under the basic philosophy in common with Nidec.

As group companies, Nidec and the Company has already shared the same management strategy, announced the new mid-term strategic plan in October last year and vigorously worked toward the operating margin target of 15%, etc. throughout the group companies. The business environment around the Nidec group, however, has been drastically changing and challenging: demands of main products of the Nidec group such as PC-related products, digital camera-related products and liquid crystal panel manufacturing equipment-related products, etc. has been significantly reduced. Under this situation, Nidec and the Company determined that it would be imperative for expanding corporate values not only of the Company but of the Nidec group, to make the Company a wholly-owned subsidiary of Nidec to further enhance the alliance between the two companies, to achieve an effective group management based on a prompt decision-making and to facilitate an approach for achievement of the new mid-term strategic plan by enabling the Company to utilize synergies with Nidec more effectively.

2. Summary of the Share Exchange

See attachment.

3. Summary of each item of Article 184, Paragraph 1 of the Companies Act Enforcement Regulations (excluding Items (5) and (6))

(1)   Matters relating to the appropriateness of the exchange consideration

    a.     Matters relating to the appropriateness of the total number of exchange consideration and the allocation

(i)	Content of the allocation relating to the Share Exchange

Company	Nidec (wholly-owning parent company)	The Company (wholly-owned subsidiary)
Share Exchange Ratio	1	0.124

Notes

1.	Ratio Applied to the Allocation of Shares

For each share of the Company common stock, 0.124 shares of Nidec common stock will be allocated. No Nidec shares will be allocated in exchange for the 27,648,000 shares of the Company common stock currently held by Nidec (as of March 31, 2013).

In the event of a significant change to the factors and assumptions used for calculating the ratio, the above share exchange ratio may be modified upon the agreement of Nidec and the Company.

2.	Number of Nidec Shares Allocated in the Share Exchange

Nidec expects to allocate 1,312,016 shares (tentative) of its common stock in the Share Exchange. Nidec intends to use shares of its common stock held in treasury, and does not intend to issue any new shares, for the Share Exchange.

The Company intends to cancel all of its treasury shares (including any treasury shares acquired from dissenting shareholders exercising their appraisal rights in connection with the Share Exchange) by resolution at a meeting of its board of directors to be held prior to the Share Exchange Effective Date.

The number of Nidec shares allocated in the Share Exchange may be modified as a result of the cancellation of treasury shares by the Company or for other reasons.

3.	Treatment of Shares Constituting Less Than a Full Trading Unit

The Share Exchange is expected to result in some shareholders holding less than one full trading unit of Nidec shares. (One full trading unit consists of 100 shares.) Shareholders holding less than a full trading unit of Nidec shares are unable to trade such shares on the financial instruments exchanges. Shareholders who hold less than a full trading unit of Nidec shares may request Nidec to purchase such shares in accordance with Article 192, Paragraph 1, of the Companies Act.

4.	Treatment of a Fraction of a Share

If any shareholder of the Company receives a fraction of one Nidec share in the Share Exchange, Nidec intends to pay to such shareholder an amount in cash in proportion to the fraction of a Nidec share in accordance with Article 234 of the Companies Act and other applicable laws and regulations.

(ii)	Basis of Calculation for the Allocation of Shares in the Share Exchange, etc.

A.	Calculation Basis and Background

In order to ensure the fairness and appropriateness of the share exchange ratio as described in (i) “Content of the allocation relating to the Share Exchange” above (the “Share Exchange Ratio”), Nidec appointed Ernst & Young Transaction Advisory Services Co., Ltd. (“E&Y TAS”) and the Company appointed KPMG FAS (“KPMG FAS”) as their respective third-party advisers to calculate the exchange ratio.

E&Y TAS calculated values of Nidec and the Company using the market price method, the discounted cash flow (“DCF”) method and the comparable companies analysis. In applying the market price method, E&Y TAS used April 22, 2013 as the reference date for the calculation, and to eliminate such factors as temporary fluctuations of share prices and to reflect the most recent information to the extent possible, the period between the day immediately following Nidec’s and the Company’s announcements of revisions to their respective earnings results on January 24, 2013 and the reference date as the applied period. With respect to the earnings plan (including synergy effects by the Share Exchange) used by E&Y TAS in the DCF method calculation, Nidec includes the forecast of earnings increase as a result of the earnings structure reform, etc. which was vigorously implemented in the fiscal year of 2012 and the Company includes the forecast of earnings increase as the sales is expected to return near to the best in the fourth quarter as a result of the start of mass production for new products in the fiscal year of 2014.

Set forth below are ranges of the Share Exchange Ratio which E&Y TAS calculated based on each method (the number of Nidec shares to be allocated in exchange for each the Company share):

Method Used	Range of Share Exchange Ratio
Market price method	0.100~0.137
DCF method	0.082~0.124
Comparable companies analysis	0.090~0.138

In calculating the Share Exchange Ratio, E&Y TAS generally used information provided by both companies and information publicly available as is under the assumption that all such information was accurate and complete. E&Y TAS did not independently verify the accuracy or completeness of the information. In addition, with regard to assets and liabilities (including contingent liabilities) of both companies and their respective affiliates, E&Y TAS did not conduct an independent evaluation, appraisal or assessment, including any evaluation or analysis of each asset or liability, and did not request any such evaluation or appraisal from any third party. E&Y TAS also assumed that the financial forecasts of both companies were reasonably prepared by the managements of both companies based on their best estimates and judgment available at the time.

Because the Company stock is listed on the Tokyo Stock Exchange and Nidec stock is listed on the Tokyo Stock Exchange, the Osaka Securities Exchange and the New York Stock Exchange, and market prices are available, KPMG FAS calculated values of Nidec and the Company using the market price method (in applying the market price method, KPMG FAS used April 22, 2013 as the reference date for the calculation, and to eliminate such factors as temporary fluctuations of share prices and to reflect the most recent information to the extent possible, the period between the day immediately following Nidec’s and the Company’s announcements of revisions to their respective earnings results on January 24, 2013 and the reference date as the applied period). Additionally, KPMG FAS used the DCF method to reflect future business activities of both companies. With respect to the earnings plan (including synergy effects by the Share Exchange) used by KPMG FAS in the DCF method calculation, Nidec includes the forecast of earnings increase as a result of the earnings structure reform, etc. which was vigorously implemented in the fiscal year of 2012 and the Company includes the forecast of earnings increase as the sales is expected to return near to the best in the fourth quarter as a result of the start of mass production for new products in the fiscal year of 2014.

Set forth below are ranges of the Share Exchange Ratio which KPMG FAS calculated based on each method (the number of Nidec shares to be allocated in exchange for each the Company share):

Method Used	Range of Share Exchange Ratio
Market price method	0.100~0.137
DCF method	0.099~0.145

In calculating the Share Exchange Ratio, KPMG FAS generally used information provided by both companies and information publicly available as is under the assumption that all such information was accurate and complete and there is no fact that is not disclosed to KPMG FAS that may materially affect the calculation of the Share Exchange Ratio. KPMG FAS did not independently verify the accuracy or completeness thereof. In addition, with regard to assets and liabilities (including off-balance assets and debt and other contingent liabilities) of both companies and their respective affiliates, KPMG FAS did not conduct an independent evaluation, appraisal or assessment, including any evaluation or analysis of each asset or liability, and did not request any such evaluation or appraisal from any third party.

KPMG FAS reflected information and financial conditions on and before April 22, 2013 on the calculation of the Share Exchange Ratio and assumed that the financial forecasts of both companies were reasonably prepared by the managements of both companies based on their best estimates and judgments available at the time.

Nidec and the Company negotiated and discussed with each other in good faith, carefully considering the above calculations, and have determined and agreed that the Share Exchange Ratio was reasonable.

B.	Relationship with the Third-Party Advisers

Both E&Y TAS and KPMG FAS are independent from Nidec and the Company. Neither E&Y TAS nor KPMG FAS is a related party of either Nidec or the Company or has any material interest in the Share Exchange that needs to be described.

b.	Matters relating to the appropriateness of the amounts of Nidec’s capital and reserves

The amounts of Nidec’s capital and reserves to be increased in conjunction with the Share Exchange are set forth below.

Capital:	Zero (0) yen
Capital reserves:	Amount of change in shareholder’s equity stipulated in Article 39 of the Corporate Accounting Rules

Retained earnings reserve:	Zero (0) yen

The above was set in accordance with the Corporate Accounting Rules and other fair accounting standards and determined to be appropriate from the perspective of implementing flexible capital measures.

c.	Reason for selecting Nidec common stock as the share exchange consideration

The Company and Nidec selected the common stock of Nidec, which will become the wholly-owning parent company of the Company, as the Share Exchange consideration. The Company and Nidec determined that Nidec common stock is appropriate as the share exchange consideration for the following reasons.

(i)	Nidec shares are listed on the Tokyo Stock Exchange, the Osaka Securities Exchange, and the New York Stock Exchange and can be traded on these exchanges even after the Share Exchange.

(ii)

By accepting Nidec shares, the shareholders will be able to enjoy the benefits created from integration effects including higher efficiency and an expansion of results in conjunction with the Company becoming a wholly-owned subsidiary of Nidec.

Note

On January 30, 2013, the Tokyo Stock Exchange and the Osaka Securities Exchange announced to merge their cash markets on July 16, 2013.

d.	Consideration of preventing harm to the interests of the Company shareholders other than Nidec

(i)	Measures to Ensure Fairness

Because Nidec currently holds 71.81% of the total outstanding shares of the Company stock, Nidec and the Company determined that measures should be taken to ensure the fairness of the Share Exchange.

Accordingly, in order to ensure the fairness of the Share Exchange Ratio to be applied in the Share Exchange, Nidec requested a third-party adviser, E&Y TAS, to calculate the ratio. Nidec also negotiated and discussed with the Company in good faith, carefully considering the above calculations, and determined by resolution at a meeting of its board of directors held on April 23, 2013 to enter into the Share Exchange based on the Share Exchange Ratio.

While Nidec received a calculation report regarding the Share Exchange Ratio, Nidec did not obtain a written opinion (fairness opinion) stating that the Share Exchange Ratio was fair to Nidec from the financial perspective.

In order to ensure the fairness of the Share Exchange Ratio to be applied in the Share Exchange, the Company requested a third-party adviser, KPMG FAS, to calculate the ratio. The Company also negotiated and discussed with Nidec in good faith, carefully considering the above calculations, and determined by resolution at a meeting of its board of directors held on April 23, 2013 to enter into the Share Exchange based on the Share Exchange Ratio.

The board of directors of the Company received the written opinion (fairness opinion) dated April 22, 2013 from KPMG FAS that the Share Exchange Ratio is fair from the financial perspective to the shareholders of the Company other than the Company’s controlling shareholders, etc. based on certain assumptions and conditions described in a. (ii) A. above.

Moreover, Nidec engaged Oh-Ebashi LPC & Partners and the Company engaged Nagashima Ohno & Tsunematsu as their respective legal advisers, and received legal advices regarding the handling of and procedures of resolutions of board of directors, including procedures for the Share Exchange.

(ii)	Measures to Avoid Conflicts of Interest

Mr. Shigenobu Nagamori, Chairman of the Board, President and Chief Executive Officer of Nidec, and Mr. Akira Sato, Member of the Board and Executive Vice President of Nidec concurrently serve as members of the board of the Company. In addition, Mr. Osamu Narumiya, Full-Time Corporate Auditor of Nidec and Mr. Tetsuo Inoue, Senior Vice President of Nidec, serve as corporate auditors of the Company. In light of all the above persons holding concurrent positions, to avoid conflicts of interest, none of Messrs. Shigenobu Nagamori and Akira Sato participated in the discussions or resolutions concerning the Share Exchange by boards of directors of Nidec and the Company or in the discussions and negotiations concerning the Share Exchange. Similarly, Mr. Osamu Narumiya did not participate in the discussions concerning the Share Exchange by Nidec’s board of directors or did not express any opinion. Messrs. Osamu Narumiya and Tetsuo Inoue did not participate in the discussions concerning the Share Exchange by the Company’s board of directors or did not express any opinion.

Moreover, an outside corporate auditor who is the independent officer as provided in the rules of the Tokyo Stock Exchange and does not have any interest in Nidec has expressed no objection against the execution of the Share Exchange Agreement in a meeting of the Company’s board of directors.

(2)	Reference matters concerning the exchange consideration

a.	Provisions of Nidec’s Articles of Incorporation

Nidec’s Articles of Incorporation are posted on the Company’s Website (http://www.nidec-tosok.co.jp/) in accordance with laws and regulations and Article 15 of the Company’s Articles of Incorporation.

b.	Matters relating to the method of conversion of the exchange consideration

(i)	Markets trading the exchange consideration

Tokyo Stock Exchange, First Section

Osaka Securities Exchange, First Section

New York Stock Exchange

(ii)	Securities companies that broker, distribute, or serve as agent for trading the exchange consideration

Various securities companies

(iii)	Details of restrictions on transfer or other disposal of the exchange consideration

N/A

c.	Matters relating to the market value of the exchange consideration

The average closing market prices for the one-month, three-month, and six-month period immediately prior to the date of execution of the Share Exchange Agreement for Nidec shares, the consideration for the Share Exchange, are set forth below.

One-month period	Three-month period	Six-month period
5,614 yen	5,461 yen	5,322 yen

Additional detailed information can be found on the following website.

http://www.ose.or.jp/

d.	Content of Nidec’s balance sheets for each fiscal year whose last day held within the previous five years

Nidec has submitted securities reports, and accordingly, this information is omitted here.

(3)	Matters relating to the appropriateness of the provisions of the Share Exchange concerning share warrants

N/A

(4)	Matters relating to financial statements

a.	Details of Nidec’s financial statements for the most recent fiscal year

Nidec’s financial statements for the most recent fiscal year are posted on the Company’s Website (http://www.nidec-tosok.co.jp/) in accordance with laws and regulations and Article 15 of the Company’s Articles of Incorporation.

b.	Details of events occurring after the end of the most recent fiscal years of the share exchange parties that materially impact corporate assets

(i)	The Company

          N/A

(ii)	Nidec

The board of directors of Nidec adopted resolution at the meeting held on April 23, 2013 to enter into a share exchange transaction, which is expected to become effective on September 1, 2013, with Nidec becoming the wholly-owning parent company of Nidec Seimitsu Corporation (“Nidec Seimitsu”) and Nidec Seimitsu becoming the wholly-owned subsidiary of Nidec. On the same day, Nidec and Nidec Seimitsu executed a share exchange agreement.

The board of directors of Nidec adopted resolution at the meeting held on April 23, 2013 to enter into a share exchange transaction, which is expected to become effective on October 1, 2013, with Nidec becoming the wholly-owning parent company of Nidec Copal Corporation (“Nidec Copal”) and Nidec Copal becoming the wholly-owned subsidiary of Nidec. On the same day, Nidec and Nidec Copal executed a share exchange agreement.

Attachment: Share Exchange Agreement

Share Exchange Agreement

Nidec Corporation (“Nidec”) and Nidec Tosok Corporation (“the Company”) hereby enter into this Share Exchange Agreement (this “Agreement”).

Article 1: Share Exchange

Nidec and the Company shall execute a share exchange (the “Share Exchange”) with Nidec becoming the wholly-owning parent company of the Company and the Company becoming the wholly-owned subsidiary of Nidec in accordance with this Agreement, and Nidec will acquire all outstanding shares of the Company (excluding shares of the Company held by Nidec) pursuant to the Share Exchange.

Article 2: Trade Names and Addresses of Nidec and the Company

The trade names and addresses of Nidec and the Company are as set forth below.

(1)	Nidec

1.	Trade name: Nidec Corporation

2.	Address: 338 Tonoshiro-cho, Kuze, Minami-ku, Kyoto

(2)	The Company

1.	Trade name: Nidec Tosok Corporation

2.	Address: 2-215 Sobudai, Zama City, Kanagawa

Article 3: Effective Date

The effective date of the Share Exchange shall be October 1, 2013; provided, however, that the effective date may be modified following consultations by Nidec and the Company if necessary based on the progress of the Share Exchange procedures in accordance with Article 790 of the Companies Act. In this case, the Company shall give public notice of the modified effective date by the day before the pre-modification effective date (if the modified effective date is before the pre-modification effective date, then the modified effective date).

Article 4: Matters relating to the Number of Shares Granted and Allocation of Shares Pursuant to the Share Exchange

1.

When executing the Share Exchange, in exchange for the Company common stock, Nidec shall grant Nidec common stock equal to the number of the Company common shares owned times 0.124 (fractions less than one share shall be rounded down) to the Company shareholders of record (excluding Nidec; referred to as “Shareholders at the Reference Time”) immediately prior to the acquisition of all the Company issued shares (excluding shares of the Company held by Nidec) by Nidec pursuant to the Share Exchange (the “Reference Time”).

2.	When executing the Share Exchange, Nidec shall allocate to Shareholders at the Reference Time 0.124 shares of Nidec common stock for each one share of the Company common stock owned.

3.

When executing the Share Exchange, if any the Company shareholder receives fractional shares of less than one share of Nidec common stock as a result of allocation pursuant to the preceding subsection at the Reference Time, Nidec shall handle such fractional shares in accordance with Article 234 of the Companies Act.

Article 5: Matters relating to Capital and Reserves

The amounts of Nidec’s capital and reserves to be increased in conjunction with the Share Exchange are set forth below.

Capital:	Zero (0) yen

Capital reserves:	Amount of change in shareholder’s equity stipulated in Article 39 of the Corporate Accounting Rules

Retained earnings reserve:	Zero (0) yen

Article 6: Approval Procedures

1.

Pursuant to Article 796, Paragraph 3 of the Companies Act, Nidec shall execute the Share Exchange without obtaining approval of this Agreement by resolution of its general shareholders meeting; provided, however, that if approval of Nidec’s general shareholders meeting is required pursuant to Article 796, Paragraph 4 of the Companies Act, Nidec shall seek approval of this Agreement and the adoption of resolutions concerning necessary matters from its general shareholders meeting by the day before the effective date.

2.

The Company shall seek approval of this Agreement and the adoption of resolutions concerning matters necessary for the Share Exchange at its ordinary general shareholders meeting scheduled for June 20, 2013; provided, however, that this may be modified following consultations between Nidec and the Company if necessary according to the progress of the Share Exchange procedures.

Article 7: Handling of Treasury Shares

The Company shall cancel all treasury shares (including any treasury shares acquired from dissenting shareholders exercising their purchase demand rights in connection with the Share Exchange pursuant to Article 785, Paragraph 1 of the Companies Act) that it holds as of the Reference Time effective as of the Reference Time by resolution of the Company board of directors adopted at a meeting to be held by the day before the effective date.

Article 8: Management of Corporate Assets

Nidec and the Company shall conduct operations and manage and administer their assets with the due care of a good manager from the day of execution of this Agreement until the day before the effective date of the Share Exchange, and any conduct that will have a material impact on those assets and rights and duties shall be performed following discussions by and agreement between Nidec and the Company.

Article 9: Modification of the Share Exchange Conditions and Cancellation of this Agreement

If during the period from the date of execution of this Agreement until the day before the effective date of the Share Exchange any material changes to the assets or management status of Nidec or the Company occur, any circumstances that would materially impede execution of the Share Exchange occur, or it otherwise becomes difficult to achieve the objectives of this Agreement, following discussions by Nidec and the Company, the share exchange conditions may be modified or this Agreement may be canceled.

Article 10: Effectiveness of this Agreement

If any lawful institutional decisions of Nidec or the Company specified in Article 6 or permits, licenses, registrations, approvals, and the like from the competent authorities necessary for the execution of the Share Exchange cannot be obtained, this Agreement shall cease to be effective.

Article 11: Consultation Matters

Further to the provisions of this Agreement, Nidec and the Company shall engage in consultations in good faith and make a determination in accordance with the intent of this Agreement concerning any necessary matters relating to the Share Exchange.

IN WITNESS WHEREOF, this Agreement shall be prepared in duplicate, and following execution by Nidec and the Company, each shall retain one copy.

April 23, 2013

Nidec:

   Nidec Corporation

   338 Tonoshiro-cho, Kuze, Minami-ku, Kyoto

   By: Shigenobu Nagamori, Chairman of the Board, President and Chief Executive Officer

The Company:

   Nidec Tosok Corporation

   2-215 Sobudai, Zama City, Kanagawa

   By: Shigeru Murata, President and CEO

Proposed Resolution 2: Election of Six Directors

The terms of all of the current five (5) Directors will expire at the conclusion of this General Meeting of Shareholders. Accordingly, the Company requests approval for the election of six (6) Directors, by adding one additional Director for reinforcing the management system.

Candidates for Director are as follows:

Number of candidates	Name Date of birth	Career summary, positions, assignments, and significant concurrent positions	Number of shares of the Company held (shares)
1	* Bunsei Kure May 20, 1956	April 1979 Joined Industrial Bank of Japan, Limited
		May 2003 President & CEO of GE Fleet Services	0
		June 2008 President & CEO of Calsonic Kansei Corporation
		April 2013 Joined Nidec Corporation as Executive Consultant (current position) [Important positions concurrently held] Representative Director and Chairman, Nidec Techno Motor Corporation
2	Shigeru Murata July 8, 1952	April 1978 Joined Nissan Motor Co., Ltd. (“Nissan”)
		April 2005 Executive Officer of Nissan
		April 2007 Consultant of the Company
		June 2007 Senior Managing Director
		June 2008 Member of the Board and Executive Vice President
		April 2009 President & CEO (current position)	20,000
		[Important positions concurrently held]
		Director and Chairman, Nidec Tosok (Vietnam) Co., Ltd.
		President, Nidec Tosok (Shanghai) Corporation
		President, Nidec Tosok (Zhejiang) Corporation
		Director and Chairman, Nidec Tosok Akiba (Vietnam) Co., Ltd.
		President, Nidec Tosok Uogishi (Pinghu) Corporation
		Director and Chairman, Nidec Tosok Precision (Vietnam) Co., Ltd.
3	Toru Yokoyama March 14, 1955	April 1978 Joined Nissan Motor Co., Ltd. (“Nissan”)
		April 2005 Joined Calsonic Kansei Corporation
		April 2010 President of Calsonic Kansei Europe plc.
		April 2012 Senior Vice President of the Company
		June 2012 Member of the Board and Senior Vice President of the Company (current position)	0
		[Important positions concurrently held]
		Corporate Auditor, Nidec Tosok (Vietnam) Co., Ltd.
		Controller, Nidec Tosok (Shanghai) Corporation
		Controller, Nidec Tosok (Zhejiang) Corporation
		Corporate Auditor, Nidec Tosok Akiba (Vietnam) Co., Ltd.
		Controller, Nidec Tosok Uogishi (Pinghu) Corporation
		Corporate Auditor, Nidec Tosok Precision (Vietnam) Co., Ltd.
4	Yoshitaka Iijima December 16, 1953	April 1977 Joined Nissan Motor Co., Ltd. (“Nissan”)
		April 2005 Transferred to Nissan Motorsports International Co., Ltd.
		From January 2006 to January 2009 Manager of NISMO GT500 team	5,000
		April 2009 Joined the Company
		October 2009 Deputy Manager of Automobile Parts Business Division of the Company
		April 2010 Vice President of the Company
		June 2010 Member of the Board and Vice President (current position)
		[Important positions concurrently held]
		Controller, Nidec Tosok (Shanghai) Corporation

Number of candidates	Name Date of birth	Career summary, positions, assignments, and significant concurrent positions	Number of shares of the Company held (shares)
5	Akira Sato November 2, 1954	April 1977 Joined Nissan Motor Co., Ltd. (“Nissan”)
		April 2002 Executive Officer of Nissan
		January 2012 Joined Nidec Corporation
		Executive Vice President
		June 2012 Member of the Board of the Company (current position)
		June 2012 Member of the Board and Executive Vice President of Nidec Corporation (“Nidec”)
		April 2013 Member of the Board and Executive Vice President of Nidec (current position)
		[Important positions concurrently held]
		None
		[Positions and assignment in the parent company or its subsidiaries for the past five years]
		Nidec Techno Motor Corporation April 2012 Corporate Auditor (current position)
		Nidec Sankyo Corporation June 2012 Member of the Board (current position)
		Nidec Copal Corporation
		June 2012 Member of the Board (current position)
		Nidec Copal Electronics Corporation
		June 2012 Member of the Board (current position)
		Nidec-Seimitu Corporation
		June 2012 Member of the Board (current position)
		Nidec-Read Corporation
		June 2012 Corporate Auditor (current position)
		Nidec-Shimpo Corporation
		June 2012 Corporate Auditor (current position)
6	* Yoshihisa Kitao March 14, 1960	April 1982 Joined Sumitomo Bank Co., Ltd. (currently Sumitomo Mitsui Banking Corporation)	0
		April 2012 Joined Nidec Corporation (“Nidec”)
		July 2012 Manager of Administrative Department of subsidiary of Nidec
		April 2013 Vice President of Nidec (current position)
		[Important positions concurrently held]
		None
		[Positions and assignment in the parent company or its subsidiaries for the past five years]
		Nidec Techno Motor Corporation December 2012 Corporate Auditor (current position)

(Notes)	1.	Messrs. Bunsei Kure, Akira Sato and Yoshihisa Kitao are candidates for Outside Directors. Mr. Bunsei Kure concurrently serves as Executive Consultant of Nidec Corporation, Mr. Akira Sato concurrently serves as Member of the Board and Executive Vice President of Nidec Corporation and Mr. Yoshihisa Kitao concurrently serves as Vice President of Nidec Corporation. Nidec Corporation is a business operator with specified relationship with the Company (parent company).
	2.	No particular conflict of interests exists between any of other candidates and the Company.
	3.	*New candidates.
	4.	In terms of reasons for nomination as candidates for Outside Directors for Messrs. Bunsei Kure, Akira Sato and Yoshihisa Kitao, the Company requests their election because they have extensive knowledge and insight concerning corporate activities.
	5.	Mr. Akira Sato currently serves as Outside Director of the Company and will have been in office as Outside Director for one year at the conclusion of this Ordinary General Meeting of Shareholder.

Venue Map for Ordinary General Meeting of Shareholders

1. Location:	3-8-1 Sagami-Ono, Minami-Ward, Sagamihara City, Kanagawa
Phoenix I, 8th floor, Odakyu Hotel Century Sagami-Ono
Tel: (+81)-42-767-1111 (main switchboard)
2. Nearest station:	A few minutes’ walk from Sagami-Ono Station of the Odakyu Line. (The venue is adjacent to the station.)

    Access

• Approximately 40 minutes from Shin-Yokohama Station of JR Shinkansen

• Approximately 40 minutes from Shinjuku Station of Odakyu Line (Express)